Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

by and among

SeqLL Inc.,

as the Purchaser,

SEQLL MERGER LLC,

as the Purchaser Sub,

ATLANTIC ACQUISITION CORP.,

as Atlantic,

ATLANTIC MERGER LLC,

as Atlantic Merger Sub,

LYNEER INVESTMENTS, LLC,

as the Company,

IDC TECHNOLOGIES, INC.,

and

LYNEER MANAGEMENT HOLDINGS LLC,

as the Sellers

Dated May 29, 2023

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ANNEXES AND EXHIBITS

Annexes

Annex A	Definitions

Exhibits

Exhibit A	Interests, Cash Consideration and Stock Consideration

Exhibit B	[INTENTIONALLY LEFT BLANK]

Exhibit C	Form of Escrow Agreement

Exhibit D-1	Form of Certificate of Merger for the Lyneer Merger

Exhibit D-2	Form of Certificate of Merger for the SeqLL Merger

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of May 29, 2023 (the “Agreement Date”), by and among (i) Atlantic Acquisition Corp, a Delaware corporation (“Atlantic”), (ii) Atlantic Merger LLC, a Delaware limited liability company and a majority-owned subsidiary of Atlantic (“Atlantic Merger Sub”), (iii) SeqLL Inc., a Delaware corporation (“SeqLL”), (iv) SeqLL Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of SeqLL (“Purchaser Sub”), (v) Lyneer Investments, LLC, a Delaware limited liability company (the “Company”), (vi) IDC Technologies, Inc., a California corporation (“IDC”), and (vii) Lyneer Management Holdings LLC, a Delaware limited liability company (“Lyneer Management,” and together with IDC, the “Sellers”). Each of Atlantic, Atlantic Merger Sub, SeqLL, Purchaser Sub, the Company and the Sellers are hereinafter referred to as a “Party,” and collectively as the “Parties.”

RECITALS

A. The Company, through the Company Entities, is engaged in the business of providing permanent, temporary and temporary-to-permanent placement services, managed service provider services and vendor management system services (the “Business”);

B. SeqLL’s common stock is currently listed, and will be continually listed, on Nasdaq as of and from the Agreement Date through the Closing Date;

C. Sellers own one hundred percent (100%) of the issued and outstanding Equity Interests of the Company, as set forth on Exhibit A attached hereto (the “Interests”);

D. Pursuant to a letter of intent dated December 6, 2022 between Atlantic and IDC (the parent of the Company) and a letter of intent dated February 2, 2023 between Atlantic and SeqLL, the Parties agreed to enter into the Contemplated Transaction (as defined);

E. The Parties intend that upon the Closing, and subject to the terms and conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “Delaware Act”), first, Atlantic Merger Sub will merged with and into the Company (the “Lyneer Merger”) with the Company surviving the Lyneer Merger, and immediately following the Lyneer Merger, SeqLL will then cause Purchaser Sub to merge with and into the Company (the “SeqLL Merger” and together with the Lyneer Merger, the “Mergers”), with the Surviving Entity (as defined herein below) surviving the SeqLL Merger as a wholly-owned subsidiary of SeqLL;

F. It is contemplated that promptly following the execution of this Agreement, SeqLL will, pursuant to Section 4.7 hereof, file a registration statement (or prior to the Closing, consummate a private placement) for a capital raise of approximately $75,000,000 (“Capital Raise”), the closing of which will be a condition to the completion of the Mergers and the proceeds of which will be used to pay the Cash Consideration and for working capital of SeqLL post-closing of the Mergers;

G. Upon completion of the Mergers, Lyneer Management and IDC shall receive certain merger consideration in the form of Cash Consideration as provided in Section 2.3(a) below and Stock Consideration as provided in Section 2.3(b) below consisting of authorized and issued shares of common stock of SeqLL, par value $0.00001 per share (“SeqLL Common Stock”). Atlantic shall receive the Atlantic Consideration as provided in Section 2.3(b) below consisting of SeqLL Common Stock;

H. Upon completion of the Mergers and the Capital Raise, and subject to the issuance of the Stock Consideration to IDC and Lyneer Management and the Atlantic Consideration to Atlantic and, if required by Section 2.4(a)(i), the distribution of a stock dividend to the Legacy SeqLL Shareholders (as defined herein below), the outstanding shares of SeqLL Common Stock held by the Legacy SeqLL Shareholders will initially be valued at $12,000,000;

I. Following the execution of this Agreement, SeqLL shall (i) pursuant to Section 3.13(b), file with the SEC (as defined herein below) a Current Report on Form 8-K, including as an exhibit thereto a copy of this Agreement, and (ii) pursuant to Section 4.6(a), prepare and file with the SEC a Proxy Statement on Schedule 14A soliciting approval of the holders of SeqLL Common Stock at a special meeting of Shareholders (the “Special Meeting”) for, among other proposals, the issuance of shares of SeqLL Common Stock in connection with the transactions contemplated by this Agreement, an increase in the authorized SeqLL Common Stock, a reverse split of the outstanding shares of SeqLL Common Stock, the change of the name of SeqLL to Atlantic International Corp., and the other amendments to SeqLL’s certificate of incorporation set forth in the SeqLL Certificate of Amendment (as defined below); and

J. Simultaneously with the Closing, Atlantic will enter into an Assignment and Assumption Agreement, pursuant to which Atlantic will irrevocably assign and transfer to SeqLL all of Atlantic’s rights, title and interest to various intangible assets (the “Atlantic Intangible Assets”) in exchange for a portion of the Atlantic Consideration (the “Atlantic Asset Transfer”).

K. Simultaneously with the Closing, (i) the legacy business and assets of SeqLL shall be sold, transferred and assigned to a newly-formed private entity (“Newco”) pursuant to an asset purchase agreement (the “Asset Purchase Agreement”) and (ii) pursuant to Section 3.23, a cash dividend shall be paid to the holders of the outstanding SeqLL Common Stock as of a date prior to the date of pricing of the Capital Raise (the “Legacy SeqLL Shareholders”) and payable on or after the Closing Date in an amount equal to SeqLL’s existing cash on hand as of the Closing Date (but such amount shall not include any funds received from the Capital Raise), less withholding taxes and any other obligations due under the Asset Purchase Agreement (or any amount withheld for such taxes or other obligations under the Asset Purchase Agreement).

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
Definitions

1.1 Definitions. Unless otherwise defined herein, certain capitalized terms used herein have the meanings set forth in Annex A attached hereto.

1.2 Accounting Principles. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

Article II
The Mergers and Effect on Membership Interests

2.1 The Mergers.

(a) Lyneer Merger.

(i) At the First Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Act, Atlantic Merger Sub shall be merged with and into the Company, the separate limited liability company existence of Atlantic Merger Sub shall cease and the Company shall continue as the surviving limited liability company in the Lyneer Merger.

(ii) The limited liability company existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Lyneer Merger except as otherwise may be specifically set forth herein.

(iii) Subject to the provisions of this Agreement, the Company and Atlantic shall cause the Lyneer Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit D-1 (the “Lyneer Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware Act. The Lyneer Certificate of Merger shall be duly executed by the Company and Atlantic Merger Sub and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Lyneer Merger shall become effective upon the filing of the Lyneer Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as the Company and Atlantic Merger Sub agree and specify in the Lyneer Certificate of Merger (the “First Effective Time”).

(b) SeqLL Merger.

(i) At the Second Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Act, Purchaser Sub shall merge with and into the Company whereupon the separate limited liability company existence of Purchaser Sub shall cease, and the Company shall be the surviving entity. The surviving entity from the SeqLL Merger is referred to hereinafter as the “Surviving Entity.”

(ii) Concurrent with or immediately following the First Effective Time, the Parties shall cause the SeqLL Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit D-2 (the “SeqLL Certificate of Merger” and together with the Lyneer Certificate of Merger, the “Certificates of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware Act (the time of filing of the SeqLL Certificate of Merger, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Second Effective Time”).

(c) At each of the First Effective Time and the Second Effective Time, the limited liability company operating agreement of the Company as in effect immediately prior to the First Effective Time shall remain and continue as the operating agreement of the Surviving Entity until the Third Amended and Restated LLC Agreement (as defined herein below) of the Company shall become effective immediately following the Second Effective Time. On the Closing Date, the certificate of incorporation of SeqLL shall be, and the Parties shall take or cause to be taken all action required to cause the certificate of incorporation of SeqLL to be amended by the filing of a certificate of amendment (the “SeqLL Certificate of Amendment”), which shall, among other matters, change the name of SeqLL to “Atlantic International Corp.” or such other name chosen by Atlantic.

(d) The Parties intend that for federal income tax purposes (i) the Capital Raise, the Lyneer Merger, the SeqLL Merger, and the Atlantic Asset Transfer will be treated as a series of steps constituting one integrated transaction in which the following is deemed to have occurred: (A) the transfer by Atlantic of the Atlantic Intangible Assets to SeqLL in exchange for SeqLL Common Stock, (B) the payment by SeqLL to Atlantic as compensation for services, an amount of SeqLL Common Stock equal to (u) the Atlantic Consideration, reduced by (v) the SeqLL Common Stock exchanged for the Atlantic Intangible Assets pursuant to the preceding clause (A), and (C) the transfer by IDC and Lyneer Management of 100% of the membership interests in the Company to SeqLL in exchange for SeqLL Common Stock and cash, and (ii) in the event that the value of the Atlantic Intangible Assets as of the Closing is at least 10% of (w) the value of  Atlantic Consideration reduced by (x) the value of the SeqLL Common stock paid to Atlantic pursuant to clause (i)(A) of this Section 2.1(d), then (1) the Capital Raise, the Lyneer Merger, the SeqLL Merger, and the Atlantic Asset Transfer will be treated as transfers of property to SeqLL in a transaction that qualifies for nonrecognition treatment under Section 351 of the Code, and (2) the SeqLL Merger will also be governed by the provisions of Revenue Ruling 99-6, 1999-1 C.B. 432, and (iii) in the event that the value of the Atlantic Intangible Assets as of the Closing is less than 10% of (y) the value of  Atlantic Consideration reduced by (z) the value of the SeqLL Common stock paid to Atlantic pursuant to clause (i)(A) of this Section 2.1(d), then (1) the Lyneer Merger and the SeqLL Merger will be treated as the taxable transfer by  IDC and Lyneer Management of 100% of their interests in the Company to SeqLL in exchange for SeqLL Common Stock and cash, and (2) the Atlantic Asset Transfer will be treated as the taxable transfer by Atlantic of the Atlantic Intangible Assets to SeqLL in exchange for SeqLL Common Stock (collectively, the “Intended Tax Treatment”).  Each of the Parties hereby agrees that such Party will prepare and file all Tax Returns consistently with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return, during the course of any audit, litigation or other proceeding with respect to Tax or otherwise.

2.2 Effect on Membership Interests. Subject to the terms and conditions set forth in this Agreement and the Certificates of Merger, at the First Effective Time by virtue of the Lyneer Merger, or at the Second Effective Time, by virtue of the SeqLL Merger, as the case may be, and without any action on the part of the Parties or the holders of any of the following securities, the following shall occur:

(a) Treatment of Atlantic Merger Sub Membership Interests. At the First Effective Time, the membership interests of Atlantic Merger Sub that are issued and outstanding immediately prior to the First Effective Time will automatically be converted into and exchangeable for 58.45% membership interest of the Company, and the Interests of the Sellers will be diluted as set forth on Exhibit A hereto.

(b) Treatment of Purchaser Sub Membership Interests. At the Second Effective Time, the membership interests of Purchaser Sub that are issued and outstanding immediately prior to the Second Effective Time will automatically be converted into and exchangeable for 100% of the membership interests in the Surviving Entity such that Surviving Entity shall be a wholly-owned subsidiary of SeqLL.

2.3 Merger Consideration. Subject to the terms of this Agreement, in consideration for the SeqLL Merger, and the acquisition of a 100% membership interest in the Company, SeqLL shall make the following payments (collectively, the “Merger Consideration”):

(a) Cash Consideration. SeqLL shall pay sixty million dollars ($60,000,000) to or on behalf of the Sellers via wire transfer of immediately available funds, as set forth on Exhibit A hereto (the “Cash Consideration”); and

(b) Stock Consideration. SeqLL shall issue an aggregate of 159,866,898 shares of SeqLL Common Stock, as may be adjusted in accordance with Section 2.4 below (the “Stock Consideration”), of which 69,444,444 shares of SeqLL Common Stock will be issuable to the Sellers in the amounts set forth on Exhibit A attached hereto and 90,422,454 shares will be issuable to Atlantic (“Atlantic Consideration”) in the amounts set forth on Exhibit A attached hereto. The Stock Consideration is based on 13,886,379 shares of SeqLL Common Stock currently outstanding and is subject to adjustment pursuant to Section 2.4 below.

2.4 Adjustment.

(a) If the price per share at which SeqLL Common Stock is sold in the Capital Raise (the “Offering Price”) is less than $.864 (subject to adjustment for stock dividends, stock consolidations and the like prior to the Closing Date), then the Parties hereby agree that:

(i) At the time SeqLL declares a cash dividend to the Legacy SeqLL Shareholders pursuant to Section 3.23, SeqLL shall simultaneously declare a stock dividend of SeqLL Common Stock in an aggregate amount of shares (subject to rounding any fractional shares up to the next whole share) so that the value of (A) the product of the number of outstanding shares of SeqLL and the Offering Price, plus (B) the product of the number of shares of SeqLL Common Stock issued in the stock dividend and the Offering Price, equals twelve million dollars ($12,000,000), and the aggregate number of shares of SeqLL Common Stock issuable as the Atlantic Consideration shall be proportionately reduced by the aggregate number of shares of SeqLL Common Stock issuable in such stock dividend; and

(ii) the number of shares of SeqLL Common Stock issuable to the Sellers pursuant to Section 2.3(b) shall be increased by a number of shares of SeqLL Common Stock so that the product of the aggregate number of shares issuable to the Sellers as Stock Consideration and the Offering Price equals sixty million dollars ($60,000,000), and the aggregate number of shares of SeqLL Common Stock issuable as the Atlantic Consideration shall be proportionately reduced by the aggregate number of additional shares of SeqLL Common Stock issuable to the Sellers pursuant to this Section 2.4(a)(ii).

(b) The Parties agree to undertake such actions as may be necessary to achieve and effectuate the adjustments contemplated under Section 2.4(a) above so as to ensure each of the relevant Parties hereto set forth in Section 2.4(a) receives the benefit of such adjustment. The Parties also agree that the Atlantic Consideration be reduced so as to ensure that the adjustment as contemplated under Section 2.4(a) will be effectuated as intended by the Parties hereto.

(c) If at any time during the period between the Agreement Date and the Second Effective Time, any change in the outstanding shares of capital stock of SeqLL shall occur as a result of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split only to the extent such split has not been previously taken into account in determining the Stock Consideration) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Stock Consideration issuable hereunder shall be equitably adjusted to reflect such change to maintain the $60,000,000 of Stock Consideration and $12,000,000 for the stock dividend.

2.5 Escrow Agreement. Following the adjustments to the Stock Consideration, if any, to be effected pursuant to Section 2.4(a), ten (10%) percent of the Stock Consideration issuable to IDC (the “Escrow Shares”), shall be delivered to the Escrow Agent to be held pursuant to an escrow agreement in form and substance set forth as Exhibit C attached hereto (the “Escrow Agreement”) to secure certain Stock Consideration Adjustment (as defined herein below) obligations of the Sellers under this Agreement as set forth in ARTICLE IX below.

2.6 Manner of Payments at Closing. At the Closing and subject to the terms of this Agreement, including, without limitation, the satisfaction of the conditions set forth in ARTICLE III herein, in particular, but not limited to, fulfillment of the Conditions Precedent set out in Sections 3.8 - 3.12 herein:

(a) SeqLL shall deliver the Cash Consideration, to be allocated between IDC and Lyneer Management as set forth on Exhibit A attached hereto, to or on behalf of IDC and Lyneer Management; and

(b) SeqLL shall instruct the transfer agent to deliver certificates or book entries for the Stock Consideration to IDC and Lyneer Management as set forth on Exhibit A attached hereto, to be allocated between IDC and Lyneer Management, and the Atlantic Consideration to be allocated to the Atlantic shareholders (the “Atlantic Shareholders”).

Article III
Closing

3.1 Time and Place of the Closing. The consummation of the Mergers (the “Closing”) shall take place remotely by the exchange of electronic documents and signatures concurrently with the closing of the Capital Raise (and the date of the Closing, being the “Closing Date”). The Closing may take place in such other manner or at such location, as may be mutually agreed upon by the Parties. The transfers and deliveries described in this ARTICLE III shall be mutually interdependent and shall be regarded as occurring simultaneously, and, notwithstanding any other provision of this Agreement, no such transfer or delivery shall become effective or shall be deemed to occur until all of the other transfers and deliveries provided for in this ARTICLE III shall have occurred or been waived on or as of the Closing Date.

3.2 SeqLL’s Deliveries. At or prior to the Closing, SeqLL shall execute and/or deliver, or cause to be delivered, to Sellers and Atlantic all of the following:

(a) a Third Amended and Restated Limited Liability Company Agreement of the Company (the “Restated LLC Agreement”), duly executed by authorized officers of SeqLL;

(b) the Escrow Agreement duly executed by authorized officers of SeqLL;

(c) [Reserved];

(d) the Lock-Up Agreements with each of the Sellers and each of the Atlantic Shareholders, for a period of 180 days from the closing of the Capital Raise (the “Lock-Up Agreement”) duly executed by an authorized officer of SeqLL in the form provided by the underwriter of the Capital Raise;

(e) the SeqLL Certificate of Merger, in the form attached hereto as Exhibit D-2, duly executed by authorized officers of each of Purchaser Sub and SeqLL;

(f) the Asset Purchase Agreement duly executed by an officer of SeqLL and by an officer of Newco;

(g) the Certificate of Amendment duly executed by an officer of SeqLL;

(h) duly executed letters of resignation and release from all of the officers and directors (other than David Pfeffer) of SeqLL;

(i) Confirmation of Approvals from third parties that are set forth in Schedule 3.2(i) of the Disclosure Schedules (as defined herein below);

(j) a certificate executed by the Secretary (or comparable officer) of SeqLL (i) certifying (A) SeqLL’s Governing Documents, (B) resolutions of SeqLL’s board of directors, authorizing the execution, delivery and performance of this Agreement and all documents delivered by SeqLL hereunder and in connection with the Mergers, and (C) incumbency and specimen signatures with respect to the authorized signatory of SeqLL executing any document delivered by SeqLL hereunder and in connection with the Mergers, on behalf of SeqLL, and (ii) containing a certificate of good standing of SeqLL and Purchaser Sub issued not earlier than five (5) Business Days prior to the Closing Date by the secretary of state (or comparable officer) of the State of Delaware;

(k) all minute books, stock books, ledgers and registers, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of SeqLL, if not already located on the premises of SeqLL;

(l) SeqLL certificate confirming that there are no outstanding or existing obligations on the part of SeqLL to provide advancement, indemnity, limitations on liability and exculpation in favor of any directors and officers of SeqLL as of immediately prior to the Closing Date and no expenses in connection therewith are unpaid or owing; and

(m) written confirmation from Nasdaq or the Staff thereof that existing shares of SeqLL Common Stock continue to be listed on Nasdaq and SeqLL has not received any correspondence from any officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the SeqLL Common Stock on Nasdaq and is in compliance with Nasdaq rules and regulations or has been granted an extension of time to comply with same for the continued listing of SeqLL Common Stock on Nasdaq.

3.3 The Company’s Deliveries. At or prior to the Closing, the Company shall execute and/or deliver, or cause to be delivered to SeqLL and Atlantic all of the following:

(a) a refinancing of the BMO Credit Facility, which shall include a consent to the Contemplated Transactions, the elimination of IDC as a borrower party thereto, the reduction of the amount outstanding thereunder to the amount supportable by the Company Entities’ stand-alone borrowing base (the “Stand-Alone Amount”) and the payment of the junior Indebtedness in accordance with Section 3.24, and payoff letters specified on Schedule 3.3(a) of the Disclosure Schedules for all other outstanding Indebtedness of the Company;

(b) written waivers from PBC and SPP Credit Advisors LLC, to SeqLL’s and Atlantic’s reasonable satisfaction, of any then-existing defaults on existing Indebtedness of the Company;

(c) the Amended and Restated LLC Agreement, in the form attached hereto as Exhibit B, duly executed by an authorized officer of the Company;

(d) the Consents specified on Schedule 3.3(d) of the Disclosure Schedules (the;

(e) written resignations of the members of the board of managers or board of directors, as the case may be, of each of the Company Entities, effective as of the Closing Date, executed by each such manager or director, as the case may be;

(f) evidence of termination of all arrangements identified in Schedule 3.3(f) of the Disclosure Schedules, if any;

(g) the Lyneer Certificate of Merger, in the form attached hereto as Exhibit D-1, duly executed by an authorized officer of the Company;

(h) a certificate substantially in the form described in Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), duly executed by the Company;

(i) all minute books, stock books, ledgers and registers, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of the Company Entities, if not already located on the premises of the Company; and

(j) certificates duly executed by the appropriate officers of the Company: (i) certifying as to (A) the Company’s Governing Documents, (B) resolutions of the Company’s board of managers (or comparable governing body) and its respective members or partners, as well as written approval of the Company’s Members, authorizing the execution, delivery and performance of this Agreement and all documents delivered by the Company hereunder and in connection with the Mergers, (C) incumbency and specimen signatures with respect to the managers of the Company executing any document delivered by the Company hereunder and in connection with the Mergers, on behalf of the Company, and (D) the audited financial statements for the year ended December 31, 2022 consist of the balance sheet of the Company and the related statements of income, shareholders’ equity and cash flows previously delivered to SeqLL have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (ii) containing a certificate of good standing of the Company issued not earlier than five (5) Business Days prior to the Closing Date by the secretary of state (or comparable officer) of the State of Delaware.

3.4 Sellers’ Deliveries. At or prior to the Closing, IDC and Lyneer Management shall execute and/or deliver, or cause to be delivered, as may be applicable to IDC or Lyneer Management, to SeqLL and Atlantic all of the following:

(a) the Escrow Agreement duly executed by IDC;

(b) a duly executed IRS Form W-9 from each Seller; and

(c) the Lock-Up Agreement duly executed by each of the Sellers.

3.5 Atlantic’s Deliveries. At or prior to the Closing, Atlantic shall execute and/or deliver, or cause to be delivered, as may be applicable to Sellers or the Company, and to SeqLL all of the following:

(a) lock up agreements duly executed by each of the Atlantic Shareholders;

(b) registration rights agreements in the form provided with the Capital Raise duly executed by the Atlantic Shareholders;

(c) certificates duly executed by the appropriate officers of Atlantic certifying as to (i) Atlantic’s Governing Documents, (ii) resolutions of Atlantic’s board of managers (or comparable governing body) and its respective members or partners, as well as written approval of Atlantic’s Shareholders, authorizing the execution, delivery and performance of this Agreement and all documents delivered by Atlantic hereunder and in connection with the Mergers, and (iii) incumbency and specimen signatures with respect to the managers of Atlantic executing any document delivered by Atlantic hereunder and in connection with the Mergers, on behalf of the Company, and containing a certificate of good standing of Atlantic and Atlantic Merger Sub issued not earlier than five (5) Business Days prior to the Closing Date by the secretary of state (or comparable officer) of the State of Delaware.

(d) certificates duly executed by the appropriate officers of Atlantic Merger Sub: certifying as to (i) Atlantic Merger Sub’s Governing Documents, (ii) resolutions of Atlantic Merger Sub’s board of managers (or comparable governing body) and its respective members or partners, authorizing the execution, delivery and performance of this Agreement and all documents delivered by Atlantic Merger Sub hereunder and in connection with the Mergers, and (iii) incumbency and specimen signatures with respect to the managers of Atlantic Merger Sub executing any document delivered by Atlantic Merger Sub hereunder and in connection with the Mergers, on behalf of the Company, and containing a certificate of good standing of the Atlantic and Atlantic Merger Sub issued not earlier than five (5) Business Days prior to the Closing Date by the secretary of state (or comparable officer) of the State of Delaware; and

(e) The SeqLL Certificate of Merger, in the form attached hereto as Exhibit D-2, duly executed by authorized officers of the Surviving Company; and

(f) The Assignment and Assumption Agreement duly endorsed by an authorized officer of Atlantic.

3.6 [Reserved]

3.7 Access to Information; Confidentiality.

(a) The Company will (and the Sellers will cause the Company to) afford SeqLL and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business of the Company, including the status of product development efforts, properties, results of operations and personnel of the Company, as SeqLL may reasonably request. The Company shall make available to SeqLL any appropriate individuals for discussion of its business, properties and personnel as SeqLL may reasonably request. SeqLL will afford the Company and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of SeqLL during the period prior to the Closing to obtain all information concerning the business of SeqLL as SeqLL may reasonably request,

(b) Any confidentiality agreement previously executed by the Parties shall be superseded in its entirety by the provisions of this Agreement. Each Party agrees to maintain in confidence any non-public information received from any other Party (such information, “Confidential Information”), and to use such Confidential Information only for purposes of consummating the Contemplated Transactions. Confidential Information will not include (i) information which was known to the one Party or their respective agents prior to receipt from the other Party; (ii) information which is or becomes generally known to the public; and (iii) information acquired by a Party or their respective agents from a third Party who was not known by the recipient to be bound to an obligation of confidentiality. Notwithstanding the foregoing or anything in this Agreement to the contrary, following the Closing any Party shall be permitted to disclose Company Confidential Information as required by Law. In the event this Agreement is terminated as provided in ARTICLE X hereof, each Party (x) will return or cause to be returned to the other all Confidential Information obtained from the other in connection with the Mergers contemplated hereby, and (y) will delete from its computer systems all Confidential Information obtained from the other in connection with the Mergers contemplated hereby; provided that any Party may keep Confidential Information as required by bona fide record retention policies established for the purpose of compliance with applicable Legal Requirements.

3.8 Conditions Precedent to Closing. The respective obligations of each Party to this Agreement to complete the Mergers are subject to the satisfaction (or, if permitted by applicable law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a) The Parties shall have performed and complied in all material respects with all terms, covenants and conditions of this Agreement to be complied with and performed by the Parties at or before Closing.

(b) There shall be no pending or threatened material third party Actions seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, set aside, in whole or in part, the consummation of this Agreement or the transactions contemplated by this Agreement, or which if successful could have a Material Adverse Effect on any Party, or any Order providing for any of the foregoing.

(c) Completion of the Capital Raise with gross proceeds therefrom being not less than $75,000,000.

(d) SeqLL shall have obtained approval of this Agreement, the SeqLL Merger and the Contemplated Transactions hereto by the required vote of SeqLL’s shareholders in accordance with the Delaware General Corporation Law (“DGCL”), and SeqLL’s Governing Documents.

3.9 SeqLL’s Conditions. The obligations of SeqLL to perform its obligations at Closing are subject to the fulfillment of the following conditions, any of which SeqLL may waive:

(a) The Company, the Sellers and Atlantic shall have complied with Section 3.3, Section 3.4 and Section 3.5, respectively.

(b) Since the Agreement Date, there shall not have occurred, and no effect or circumstance shall exist that has had or could reasonably be expected to have, a Material Adverse Effect on the Company and Atlantic.

3.10 The Company’s Conditions. The obligations of the Company to perform its obligations at Closing are subject to the fulfillment of the following conditions, any of which the Company may waive:

(a) SeqLL and Atlantic shall have complied with Section 3.2 and Section 3.5, respectively.

(b) SeqLL shall have delivered all other documents and other instruments as the Company may reasonably request in connection with the transactions contemplated by this Agreement.

3.11 The Seller’s Conditions. The obligations of each Seller to perform its obligations at Closing are subject to the fulfillment of the following conditions, any of which the Seller for whose benefit the condition exists may waive:

(a) SeqLL, the Company and Atlantic shall have complied with Section 3.2, Section 3.3 and Section 3.5, respectively.

(b) The agent and/or the lenders under the BMO Credit Facility, as required, shall have consented to the payment of the junior Indebtedness in accordance with Section 3.24.

3.12 Atlantic’s Conditions. The obligations of Atlantic to perform its obligations at Closing are subject to the fulfillment of the following conditions, any of which Atlantic may waive:

(a) SeqLL, the Company and the Sellers shall have complied with Section 3.2, Section 3.3 and Section 3.4, respectively; and

(b) SeqLL and the Sellers shall have delivered all other documents and other instruments as the Company may reasonably request in connection with the transactions contemplated by this Agreement; and

3.13 Public Announcements.

(a) Exclusive of the Signing Filing to be filed pursuant to Section 3.13(b), to which a copy of this Agreement shall be filed as an exhibit, the Proxy Statement to be filed pursuant to Section 4.6 below and the S-1 Registration Statement to be filed pursuant to Section 4.7 below, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company, Atlantic and SeqLL or, after the Closing, SeqLL; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company and Atlantic, if the disclosing party is SeqLL, or with SeqLL, if the disclosing party is the Company and/or Atlantic, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with SeqLL and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 3.13 and (iii) to Governmental Authorities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 3.13 or otherwise in this Agreement, the Parties agree that the Parties and their respective Representatives may provide general information about the subject matter of this Agreement and the Contemplated Transactions contemplated hereby to any investment banker under confidentiality agreements signed in connection with the Capital Raise.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company, Atlantic and SeqLL prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released prior to 8:00 AM, Eastern time, on the Business Day after the execution of this Agreement. Promptly after the execution of this Agreement (but in any event within four (4) Business Days), SeqLL shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company and Atlantic shall have the opportunity to review and comment upon prior to filing and SeqLL shall consider such comments in good faith. The Company and Atlantic, on the one hand, and SeqLL, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company, Atlantic or SeqLL, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), SeqLL shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SeqLL shall consider such comments in good faith. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

3.14 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company and Atlantic shall not, and shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person (other than to the Parties and their respective Representatives) in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Interests of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b) The Company shall (i) notify Atlantic and SeqLL promptly upon receipt of any Company Acquisition Proposal by the Company, describing the terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal, and (ii) keep Atlantic and SeqLL fully informed on a current basis of any modifications to such offer or information.

(c) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, SeqLL shall not, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an SeqLL Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a SeqLL Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a SeqLL Acquisition Proposal; (iv) except as contemplated by the Agreement, prepare or take any steps in connection with an offering of any securities of any SeqLL Party (or any Affiliate or successor of any SeqLL Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing; provided, however, that nothing in this Section 3.14(c) shall prohibit SeqLL from entering into any Contracts in the Ordinary Course of Business, provided that such Contract shall be transferred or assigned under the Asset Purchase Agreement. SeqLL agrees to (A) notify the Company and Atlantic promptly upon obtaining any SeqLL Acquisition Proposal by any SeqLL Party, and to describe the terms and conditions of any such SeqLL Acquisition Proposal in reasonable detail (including the identity of any Person making such SeqLL Acquisition Proposal) and (B) keep the Company and Atlantic reasonably informed on a reasonably current basis of any modifications to such offer or information.

3.15 Nasdaq Listing. From the date hereof through the Closing Date, the Parties shall take such actions as may be necessary to satisfy any applicable initial and continuing listing requirements of Nasdaq and cause the trading symbol under which the Common Stock is listed for trading on Nasdaq to be changed to “ATL” (or such other symbol as may be acceptable to Nasdaq, the Sellers, and Atlantic) and have the Common Stock listed for trading with such trading symbol.

3.16 SeqLL Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to advancement, indemnification, limitations on liability or exculpation now existing in favor of the directors and officers of SeqLL, as provided in SeqLL’s Governing Documents in effect as of immediately prior to the Closing Date, solely with respect to any acts, errors or omissions occurring on or prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing Date for a period of six (6) years and (ii) SeqLL will perform and discharge, or cause to be performed and discharged, all obligations to provide such advancement, indemnity, limitations on liability and exculpation during such six (6)-year period. During such six (6)-year period, SeqLL shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in SeqLL’s Governing Documents or other applicable agreements in effect as of the date hereof. The advancement, indemnification and liability limitation or exculpation provisions of SeqLL’s Governing Documents or in other applicable agreements in effect as of immediately prior to the Closing Date shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing Date in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing Date or at any time prior to such time, were directors or officers of SeqLL (the “SeqLL D&O Persons”) to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any act, error or omission occurring on or prior to the Closing Date by reason of the fact that such SeqLL D&O Person was a director or officer of SeqLL immediately prior to the Closing Date unless such amendment, repeal or other modification is required by applicable Law.

(b) SeqLL shall not have any obligation under this Section 3.16 to any SeqLL D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such SeqLL D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) SeqLL shall purchase at or prior to Closing and maintain in effect for a period of six (6) years after the Second Effective Time without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of SeqLL as of the date of this Agreement with respect to any acts, errors or omissions occurring on or prior to the Second Effective Time (the “SeqLL D&O Tail Policy”). Such “tail” policy or policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under SeqLL’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that SeqLL shall not pay a premium for such “tail” policy or policies in excess of one hundred percent (100%) of the most recent annual premium paid by SeqLL for the existing policy prior to the date of this Agreement and, in such event, SeqLL shall purchase the same or similar coverage as the existing policy in effect prior to the date of this Agreement.

(d) If, following the Closing, SeqLL (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of SeqLL shall assume all of the obligations set forth in this Section 3.16.

(e) The SeqLL D&O Persons entitled to the advancement, indemnification, liability limitation, exculpation and insurance set forth in this Section 3.16 are intended to be third-party beneficiaries of this Section 3.16. This Section 3.16 shall survive the consummation of the Merger contemplated by this Agreement and shall be binding on all successors and assigns of SeqLL.

3.17 Post-Closing Directors and Officers.

(a) Following the date of this Agreement and prior to the mailing of the Proxy Statement to the SeqLL Stockholders, the Company and Atlantic shall, subject to applicable listing rules of Nasdaq and applicable Law, designate in writing to SeqLL six (6) Persons that will serve on the SeqLL Board as of immediately after the Closing Date, and a seventh (7th) director is expected to have relevant staffing industry experience to be mutually agreed to among the Parties and a majority thereof is qualified as independent directors under the Nasdaq Listing Requirements. SeqLL shall take all such action within its power as may be necessary or appropriate to give effect to the Company’s designations as of immediately after the Closing Date and for the officers of SeqLL (the “Officers”) as of immediately after the Closing Date to be the individuals determined in accordance with Section 3.17(c). For the avoidance of doubt, as of immediately after the Closing Date, the SeqLL Board shall consist of the Persons designated by the Company and Atlantic identified on Schedule 3.17(a).

(b) Notwithstanding the Company’s designation rights under Section 3.17(a), one Person identified on Schedule 3.17(b) of the Disclosure Schedules shall be an existing director on the SeqLL Board immediately after the Closing Date.

(c) The Persons identified on Schedule 3.17(c) of the Disclosure Schedules shall be the Officers immediately after the Closing Date, with each such individual holding the title set forth opposite his or her name. In the event that any Person identified on Schedule 3.17(c) of the Disclosure Schedules is unwilling or unable (whether due to death, disability, disqualification or otherwise) to serve as an Officer, then, prior to the mailing of the Proxy Statement to the SeqLL Stockholders, the Company may, subject to applicable listing rules of Nasdaq and applicable Law, replace such individual with another individual to serve as such Officer by amending Schedule 3.17(c) of the Disclosure Schedules to include such replacement individual as such Officer.

3.18 No Third-Party Beneficiaries. Except as expressly stated in this ARTICLE III or in ARTICLE IX, each of the Parties to this Agreement acknowledges and agrees that all provisions contained in this ARTICLE III are included for the sole benefit of SeqLL, Atlantic and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SeqLL, the Company or their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee, contingent worker or service provider of the Company, or any participant in any Employee Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

3.19 Post-Closing Accounting. Immediately following the Closing, the accountants for the Company and the accountants for SeqLL prior to the Closing shall continue, at SeqLL’s expense post-Closing, to assist SeqLL’s new accountants post-Closing in the transition period with the completion of the Capital Raise. This shall include, but not be limited to, the preparation of the Company’s unaudited financial statements for the period from January 1, 2023 until June 30, 2023.

3.20 Tax Matters.

(a) SeqLL and Sellers shall cooperate fully, as and to the extent reasonably requested, in connection with (i) the preparation and filing of any Tax Returns of the Company Entities and (ii) any Action with respect to Taxes and Tax Returns of the Company Entities, in each case, with respect to any Pre-Closing Tax Period (including any Straddle Period). Such cooperation shall include the retention, and (upon the other Party’s request) the provision, of records and information which are reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) SeqLL shall prepare and file, or cause to be prepared and filed, at SeqLL’s expense, all Tax Returns that are required to be filed by, or with respect to, the Company Entities for taxable periods ending on or prior to the Closing Date and Straddle Periods (except for any income Tax Returns for the 2022 taxable period). For the avoidance of doubt, IDC will prepare and timely file (taking into account any automatic extensions available under applicable Law) all Company Entities income Tax Returns related to the 2022 taxable period and if requested by IDC, SeqLL and Company Entities will cooperate in good faith in filing such 2022 income Tax Returns. Any Tax Returns prepared by SeqLL with respect to taxable periods ending on or prior to the Closing Date and Straddle Periods shall be prepared in a manner consistent with past practices of the Company Entities, unless otherwise required by applicable Law. At least thirty (30) days prior to the date on which such Tax Return is filed (or, if required to be filed within thirty (30) days of the Closing Date or the end of the applicable tax period, as soon as reasonably practicable following the Closing Date or such tax period), SeqLL will submit such Tax Return to IDC for IDC’s review, comment and consent (not to be unreasonably withheld, conditioned or denied). IDC will notify SeqLL of any comments or objections to such Tax Returns within ten (10) Business Days of receipt. In the event that IDC fails to comment or object within ten (10) Business Days, IDC will be deemed to consent to such Tax Return. Notwithstanding the foregoing, no failure or delay of SeqLL in delivering a Tax Return to IDC pursuant to this Section 3.20(b) shall reduce any indemnification obligations on the part of a Seller Indemnifying Party under ARTICLE IX, unless such Seller Indemnifying Party is materially and adversely affected by such failure or delay. SeqLL shall claim any Transaction Tax Deductions in the taxable period of the Company Entities that includes the Closing Date to the extent such Transaction Tax Deductions are allocable to such period at a “more likely than not” comfort level (as determined by SeqLL and/or its Tax Return preparer in their reasonable discretion).

(c) Any refund of Taxes (or credit in lieu of a refund of Taxes) that is actually received (or, in the case of a credit in lieu of a refund, actually utilized to offset taxable income, as determined on a with and without basis and by treating such credit as the last item available to offset taxable income after taking into account all other available credits and deductions) by SeqLL, the Company, the Company’s Subsidiaries, or their respective Affiliates after Closing with respect to a Pre-Closing Tax Period, shall first be applied to reimburse SeqLL for any Damages economically borne by SeqLL under Section 9.4(a) as part of the Shared Damages Amount and, thereafter, any remaining amount (net of any reasonable costs or expenses incurred in connection with obtaining such Tax refund or credit in lieu of a refund of Taxes) shall be the property of Sellers. SeqLL shall pay or cause to be paid to IDC (on behalf of Sellers) in the case of any such Tax refund or credit in lieu of a refund of Taxes, the amount of such Tax refund or credit to which Sellers are entitled (as determined in accordance with the preceding sentence) as soon as reasonably practicable following the determination thereof, but in no event prior to the actual receipt of such Tax Refund or, in the case of any such credit of Taxes, prior to the date such credit actually reduces the amount of Taxes that SeqLL or its Affiliates (including the Company and the Company’s Subsidiaries) would otherwise be required to pay. With respect to any overpayment of Taxes for a Pre- Closing Tax Period, SeqLL shall seek any recoupment of such overpayment in the form of a refund of Taxes (rather than a credit against future Taxes) to the maximum extent permitted by applicable Law. SeqLL shall not, and shall cause the Company, the Company’s Subsidiaries, and their Affiliates to not, waive any Tax attribute of the Company, the Company’s Subsidiaries, and their Affiliates generated or otherwise attributable to a Pre-Closing Tax Period if such waiver would reduce the amount due to Sellers pursuant to this Section 3.20(c). Any refund of Taxes (or credit in lieu of a refund of Taxes) in respect of a Straddle Period shall be apportioned between the pre-Closing and post-Closing portions of the Straddle Period in accordance with the principles set forth in Section 3.22. For the avoidance of doubt, neither SeqLL, the Company Entities nor their respective Affiliates shall be under any affirmative obligation to pursue any such refund or credit of Taxes but they shall use commercially reasonable efforts to cooperate with IDC to obtain any such refund or credit at the request of IDC.

(d) SeqLL shall not, and shall not permit the Company Entities or any of their Related Parties to, take any action on the Closing Date and after the Closing that is not in the Ordinary Course of Business and that could reasonably be expected to increase Sellers’ liability for Taxes, except to the extent such action is contemplated by this Agreement. Unless contemplated by this Agreement or in connection with a Tax Claim resolved in accordance with Section 3.20(e) below (including any corresponding amendments or adjustments to Tax Returns for intervening years in connection with such Tax Claim), none of SeqLL or any of SeqLL’s Related Parties shall (or shall cause or permit the Company Entities or any of their respective Related Parties to): (i) amend, re-file or otherwise modify any previously filed Tax Return of the Company Entities with respect to a Pre-Closing Tax Period; (ii) surrender any right to claim a refund of Taxes; (iii) initiate any voluntary disclosure agreement or program, or similar process, with any Tax authority regarding any Tax (whether asserted or un-asserted) or Tax Return (whether filed or unfiled) of the Company Entities; or (iv) agree to the waiver of or an extension to the statute of limitations period applicable to the Company Entities, in each case, with respect to any Pre-Closing Tax Period (or portion thereof) without the prior written consent of IDC, which consent shall not to be unreasonably withheld, conditioned or delayed. With respect to Section 3.20(d)(iii), IDC will have ten (10) Business Days from the date of notification by SeqLL to inform SeqLL of its objection to the initiation of any voluntary disclosure agreement or program.

(e) If, at any time after the Closing, SeqLL or any of the Company Entities receives notice of any proposed assessment of Taxes or the commencement of any Tax audit or administrative or judicial Tax proceeding with respect to Taxes payable by the Company Entities for a Pre-Closing Tax Period, including a Straddle Period (a “Tax Claim”), then SeqLL shall promptly notify IDC, in writing, of such notice; provided, that no failure or delay of SeqLL or the Company Entities in providing such notice shall reduce or otherwise affect the obligations of the Sellers pursuant to this Agreement, except to the extent that the Sellers are adversely and materially prejudiced as a result of such failure or delay. IDC shall have the right, at its own expense and upon written notice to SeqLL, to control the conduct of any Tax Claim relating solely to income Taxes attributable to a tax period ending on or before the Closing Date (a “Seller Controlled Tax Claim”); provided, that (i) IDC shall keep SeqLL reasonably informed of the progress of any such Tax Claim, (ii) SeqLL shall have the right to participate in the defense of any such Tax Claim and to employ its own counsel at its expense, and (iii) IDC shall not settle or compromise such Tax Claim without SeqLL’s prior written consent, not to be unreasonably withheld, conditioned or delayed. SeqLL shall control the conduct of any Tax Claim that is not a Seller Controlled Tax Claim or that IDC does not elect to control pursuant to the preceding sentence; provided, that (i) SeqLL shall keep IDC reasonably informed of the progress of any such Tax Claim, (ii) IDC shall have the right to participate in the defense of such Tax Claim at Sellers’ expense, and (iii) SeqLL shall not settle or compromise such Tax Claim without IDC’s prior written consent, not to be unreasonably withheld, conditioned, or delayed. Notwithstanding anything to the contrary, in connection with any audit or other similar examination with respect to any Taxes or Tax Returns of any Company Entity that is or was treated as partnership for U.S. federal and applicable state and local income tax purposes for a Pre-Closing Tax Period, the Parties agree that such Company Entity shall make, or shall cause the “partnership representative” within the meaning of Section 6223 of the Code to make, an election under Section 6226 of the Code (or any similar or comparable provision of state, local or non-U.S. Law) for any “imputed underpayment” as defined in Section 6225 of the Code (or any comparable provision of state, local or non-U.S. Law) attributable to such Company Entity, unless SeqLL and IDC both consent to an alternative course of action. In the event of an overlap or conflict between the provisions of this Section 3.20(e) and Section 9.4 hereof with respect to a Tax Claim, the provisions of this Section 3.20(e) shall control.

(f) The Company shall make and maintain an election under Section 754 of the Code for the taxable year that includes the Closing Date. The Company shall implement a closing of the books using the “interim closing” method and the calendar day convention set forth in Treasury Regulations Section 1.706-4 determined as of the end of the Closing Date for purposes of determining the Company’s items of income, gain, loss and deduction that are allocable to the Sellers, Atlantic and SeqLL in respect of the Interests transferred pursuant to this Agreement.

3.21 Transfer Taxes and Fees. Following the Closing, SeqLL, on the one hand, and the Sellers, on a joint and several basis, on the other hand, shall be responsible for and pay fifty percent (50%) of all Transfer Taxes arising out of the transactions contemplated by this Agreement, and all recordation costs and filing expenses incurred in connection with obtaining or recording title with any Governmental Authority. The Party required by applicable Law shall timely prepare and file all Tax Returns and other documentation required to be filed in connection with such Transfer Taxes, and the non-filing Party shall cooperate with the filing Party in connection with the preparation and filing of such Tax Returns and other documentation.

3.22 Straddle Period Taxes. Wherever applicable for this Agreement, in the case of a Straddle Period, the amount of any Taxes based on or measured by income, receipts, sales, use or payroll of the Company or its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity or non-U.S. entity in which any of the Company Entities holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period. For the avoidance of doubt, all Transaction Tax Deductions claimed on a Tax Return filed pursuant to Section 3.20(b) shall be allocated to the pre-Closing portion of the Straddle Period.

3.23 SeqLL Cash Dividend. Prior to the Closing Date, SeqLL shall declare a cash dividend payable on or after the Closing Date to the holders of SeqLL Common Stock as of the close of business on a date to be determined by SeqLL, but in any event prior to the date of pricing of the Capital Raise, in an amount equal to SeqLL’s cash and cash equivalents on hand as of the Closing Date (but such amount shall not include any funds received from the Capital Raise), less withholding for sales taxes, if any, payable by SeqLL and any other obligations payable by SeqLL under the Asset Purchase Agreement (or any amount withheld for such taxes or other obligations under the Asset Purchase Agreement). The declaration of the cash dividend by SeqLL may be made on a contingent basis dependent on the Closing of the transactions contemplated hereby. The aggregate amount of such cash dividend shall be subject to the consent of Atlantic, which consent shall not be unreasonably withheld or delayed.

3.24 Joint Obligations of IDC and the Company. At Closing, IDC, from its allocation of the Cash Consideration, shall pay all joint Indebtedness of the Company and IDC due under the Loan Agreement and, to the extent of its remaining Cash Consideration, all joint Indebtedness of the Company and IDC due to PBC and Lyneer Management. After the payments contemplated by the preceding sentence, IDC shall satisfy any remaining joint Indebtedness of the Company and IDC due to PBC and Lyneer Management by execution and delivery to PBC and Lyneer Management of new subordinated promissory notes, which will have a maturity date twelve months after the Closing Date, bear interest at the rate of 11.25% per year, provide for quarterly payments of interest only, be subordinated only to any first lien senior secured indebtedness of IDC, and otherwise be on terms acceptable to the parties thereto in their sole discretion. At or prior to Closing, IDC shall payoff or assume all joint Indebtedness of the Company and IDC outstanding under the BMO Credit Facility in excess of the Stand-Alone Amount.

Article IV
Covenants

4.1 Certain Covenants. In addition to other obligations contained in this Agreement, the Parties hereto shall perform their respective obligations under the following covenants between the Agreement Date and the Closing Date:

(a) Reasonable Efforts. Each of the Parties hereto will use all reasonable efforts to take, or cause to be taken, all actions as are to be taken by each of them, respectively, or cause to be done all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. Each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents, exclusive of Atlantic’s agreement to pay up to $50,000 of SeqLL’s expenses incurred for the preparation of the Proxy Statement and Atlantic’s agreement to pay all of SeqLL’s expenses incurred for the preparation and filing of the Registration Statement; provided, however, that each Party shall respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested. SeqLL shall promptly inform the Company and Atlantic of any communication between SeqLL, on the one hand, and any Governmental Authority, on the other hand, and the Company and Atlantic shall promptly inform SeqLL of any communication between the Company and Atlantic, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document.

(b) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Parties shall each give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the others in connection with, any proposed written communication to any Governmental Authority relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other Parties in advance.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 4.1 conflicts with any other covenant or agreement in this ARTICLE IV that is intended to specifically address certain subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

4.2 Certain Negative Pre-Closing Covenants of SeqLL. From and after the Agreement Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SeqLL shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, or as expressly consented to in writing by the Company and Atlantic (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate its business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of SeqLL; provided that in no event shall SeqLL’s compliance with this Section 4.2 constitute a breach of this Agreement.

Without limiting the generality of the foregoing, from and after the Agreement Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms, SeqLL shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, or as expressly consented to in writing by the Company and Atlantic, not do any of the following:

(a) (i) modify, amend, terminate or transfer any material Contract to which it is a party, or waive, release or assign any material rights or claims thereto or thereunder; or (ii) enter into or extend any lease with respect to real property; in each case that will not be acquired or assumed by Newco pursuant to the Asset Purchase Agreement;

(b) amend, supplement, restate or modify its Governing Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(c) sell, transfer, pledge, dispose of or encumber any assets or properties, other than (i) dispositions of inventory and supplies in the Ordinary Course of Business, or (ii) pursuant to an existing Contract;

(d) permit the attachment of any Encumbrance against any of the assets or properties owned or leased by SeqLL, except Permitted Encumbrances that will be terminated on the Closing Date;

(e) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other ownership interest of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest of SeqLL, or acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof;

(f) incur any Indebtedness in excess of $10,000 for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments;

(g) commit to make any capital expenditure other than currently contemplated capital expenditures that have been disclosed to Atlantic and the Company or obligations for capital expenditures that will be assumed by Newco pursuant to the Asset Purchase Agreement;

(h) declare, set aside or pay a dividend on, or make any distributions (whether in cash, stock or other securities or property, or any combination thereof) with respect to any ownership interests in SeqLL, or repurchase, redeem or acquire any ownership interests in SeqLL that will not be effected by the Closing Date, other than the stock dividend contemplated by Section 2.4(a) or the cash dividend contemplated by Section 3.23;

(i) except as is permitted by this Section 4.2, take any action which could reasonably be expected to make any of SeqLL’s representations and warranties herein untrue as of Closing;

(j) make any Tax election or settle or compromise any federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

(k) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person in excess of $5,000, individually or in the aggregate, other than the reimbursement of expenses of employees in the Ordinary Course of Business;

(l) except as required pursuant to applicable Law, amend, modify, adopt, enter into or terminate any material Employee Plan of SeqLL;

(m) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by SeqLL in excess of $10,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on SeqLL or any of its Affiliates after the Closing;

(n) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving SeqLL;

(o) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement exclusive of the underwriting agreement and any ancillary agreements for the Capital Raise in form and substance reasonably satisfactory to Atlantic and the Company;

(p) make any Change of Control Payment that is not set forth on Schedule 6.3(b) of Disclosure Schedules; or

(q) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

4.3 Certain Affirmative Pre-Closing Covenants of the Sellers. From and after the Agreement Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Seller shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, or as expressly consented to in writing by Atlantic (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate their respective businesses in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact their respective business organization, assets, properties and material business relations; provided that in no event shall actions taken by or on behalf of, a Seller in compliance with this Agreement constitute a Breach of this Agreement.

4.4 Certain Negative Pre-Closing Covenants of the Company Entities. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, or as expressly consented to in writing by Atlantic (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the Business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Company; provided that in no event shall actions taken by or on behalf of, the Company in compliance with this sub-Section or other provisions of this Agreement constitute a Breach of this Agreement.

Without limiting the generality of the foregoing, from and after the Agreement Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, or as expressly consented to in writing by Atlantic, not do any of the following:

(a) enter into, amend, modify, waive any material benefit or right under or terminate any material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material Contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any material Contract);

(b) amend, supplement, restate or modify its Governing Documents, or otherwise alter their corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(c) sell, transfer, pledge, dispose of or encumber any assets or properties, other than (i) dispositions of inventory and supplies in the Ordinary Course of Business and not material in amount, either individually or in the aggregate, or (ii) pursuant to an existing Contract;

(d) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Company Intellectual Property, or amend or modify in any material respect any existing agreements with respect to any Company Intellectual Property;

(e) permit the attachment of any Encumbrance against any of the assets or properties owned or leased by the Company, except Permitted Encumbrances;

(f) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other ownership interest of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest of the Company, or acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof;

(g) exclusive of the option to refinance the BMO Credit Facility held by the Company, incur any Indebtedness in excess of $50,000 for borrowed money, other than in the Ordinary Course of Business, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments;

(h) make or commit to make any capital expenditure other than currently contemplated capital expenditures set forth on Schedule 4.4(h) of the Disclosure Schedules;

(i) declare, set aside or pay a dividend on, or make any distributions (whether in cash, stock or other securities or property, or any combination thereof) with respect to any ownership interests in the Company, or repurchase, redeem or acquire any ownership interests in the Company;

(j) make or permit to be made (i) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of the Company, (ii) any increase in the compensation payable or to become payable to any employee of the Company or (iii) any modification, termination or renewal of any Company benefit arrangement, or entry into any new such arrangement or plan, except as required by applicable Legal Requirements;

(k) change any accounting policies or procedures (including, without limitation, procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

(l) make any Tax election or settle or compromise any federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

(m) pay, discharge, satisfy or settle any Action or waive, assign or release any rights or claims with respect thereto, other than settlements in the Ordinary Course of Business that involve (x) the payment of non-material amounts of cash and no admission being made with respect to (i) any criminal wrongdoing, or (ii) the invalidity or unenforceability of, or any infringement with respect to, any Company Intellectual Property or (y) payment for applicable insurance policies, including worker’s compensation policies;

(n) except in the Ordinary Course of Business, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person in excess of $50,000, individually or in the aggregate, other than the reimbursement of expenses of employees in the Ordinary Course of Business;

(o) except as required pursuant to applicable Law, (A) amend, modify, adopt, enter into or terminate any material Employee Plan of the Company, other than in the Ordinary Course of Business, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, or employee at the level of senior vice president or above, or to any contingent worker with annual fees of $100,000 or above, other than in each case annual and merit-based raises made in the Ordinary Course of Business, as applicable, (C) take any action to accelerate any material payment or benefit payable to any current or former director, manager, officer, employee, or contingent worker of the Company, (D) waive or release any non-competition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, or employee at the level of senior vice president or above of the Company, or (E) terminate (other than for cause) or furlough the employment of any director, manager, officer, or employee at the level of senior vice president or above, or group of employees of the Company if such group termination would trigger the WARN Act;

(p) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Company in excess of $50,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company (or SeqLL or any of its Affiliates after the Closing);

(q) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(r) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(s) make any Change of Control Payment that is not set forth on Schedule 6.3(b) of the Disclosure Schedules; or

(t) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

4.5 Certain Negative Pre-Closing Covenants of Atlantic. From and after the Agreement Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Atlantic shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, or as expressly consented to in writing by SeqLL and the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate its Business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of Atlantic; provided that in no event shall Atlantic’s compliance with this sub-Section constitute a Breach of this Agreement.

Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Atlantic shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as required by the Contemplated Transactions or as expressly consented to in writing by the Company and SeqLL, not do any of the following:

(a) (i) modify, amend, terminate or transfer any material Contract to which it is a party or waive, release or assign any material rights or claims thereto or thereunder; or (ii) enter into or extend any lease with respect to real property;

(b) amend, supplement, restate or modify its Governing Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(c) sell, transfer, pledge, dispose of or encumber any assets or properties, other than (i) dispositions of inventory and supplies in the Ordinary Course of Business and not material in amount, either individually or in the aggregate, or (ii) pursuant to an existing Contract;

(d) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Intellectual Property, or amend or modify in any material respect any existing agreements with respect to any Company Intellectual Property;

(e) permit the attachment of any Encumbrance against any of the assets or properties owned or leased by the Company, except Permitted Encumbrances;

(f) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other ownership interest of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest of the Company, or acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof;

(g) incur any Indebtedness in excess of $5,000 for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments;

(h) make or commit to make any capital expenditure other than currently contemplated capital expenditures that have been disclosed to SeqLL and the Company;

(i) declare, set aside or pay a dividend on, or make any distributions (whether in cash, stock or other securities or property, or any combination thereof) with respect to any ownership interests in the Company, or repurchase, redeem or acquire any ownership interests in Atlantic;

(j) make or permit to be made (i) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of Atlantic, (ii) any increase in the compensation payable or to become payable to any employee of Atlantic or (iii) any modification, termination or renewal of any Company benefit arrangement, or entry into any new such arrangement or plan, except as required by applicable Legal Requirements;

(k) except as is permitted by this Section 4.5, take any action which could reasonably be expected to make any of Atlantic’s representations and warranties herein untrue as of Closing;

(l) change any accounting policies or procedures (including, without limitation, procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

(m) make any Tax election or settle or compromise any federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

(n) pay, discharge, satisfy or settle any Action or waive, assign or release any rights or claims with respect thereto, other than settlements in the Ordinary Course of Business that involve only the payment of non-material amounts of cash and no admission being made with respect to (i) any criminal wrongdoing, or (ii) the invalidity or unenforceability of, or any infringement with respect to, any Intellectual Property;

(o) enter into, amend, modify, waive any material benefit or right under or terminate any material Contract to which it is a party (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material Contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any material Contract to which it is party);

(p) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person in excess of $5,000, individually or in the aggregate, other than the reimbursement of expenses of employees in the Ordinary Course of Business;

(q) except as required pursuant to applicable Law, (A) amend, modify, adopt, enter into or terminate any material Employee Plan of Atlantic, other than in the Ordinary Course of Business consistent with past practice, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, or employee at the level of senior vice president or above, or to any contingent worker with annual fees of $100,000 or above, other than in each case annual and merit-based raises made in the Ordinary Course of Business, as applicable, (C) take any action to accelerate any material payment or benefit payable to any current or former director, manager, officer, employee, or contingent worker of the Company, (D) waive or release any non-competition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, or employee at the level of senior vice president or above of Atlantic, or (E) terminate (other than for cause) or furlough the employment of any director, manager, officer, or employee at the level of senior vice president or above, or group of employees of Atlantic if such group termination would trigger the WARN Act;

(r) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by Atlantic International in excess of $10,000 in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on Atlantic International (or any of its Affiliates after the Closing);

(s) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Atlantic;

(t) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement exclusive of any agreements with the underwriter of the Capital Raise;

(u) make any Change of Control Payment that is not set forth on Schedule 6.3(b) of the Disclosure Schedules; or

(v) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

4.6 The Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, SeqLL, Atlantic and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and SeqLL shall file with the SEC, a preliminary proxy statement on Schedule 14A (as amended or supplemented from time to time, the “Proxy Statement”) for the purpose of soliciting proxies from SeqLL stockholders for the matters to be acted upon at the Special Meeting. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SeqLL stockholders to vote at the Special Meeting in favor of resolutions; approving the issuance of SeqLL Common Stock in the Mergers and the change of control of SeqLL; authorization of a change in the size of the Board of Directors with a minimum of one (1) director and a maximum of seven (7) directors; authorization of an amendment to the Governing Documents of SeqLL to effect a reverse stock split of the SeqLL Common Stock on a one (1) new common share for up to thirty (30) shares of old common stock basis, at the discretion of the Board of Directors in connection with the consummation of the Mergers (the “Reverse Stock Split”); the authorization of an amendment to the Governing Documents of SeqLL to change the name of SeqLL following consummation of the Mergers to “Atlantic International Corp.”; authorization of an amendment to the Governing Documents of SeqLL to increase the authorized shares of SeqLL Common Stock from 80,000,000 shares to 300,000,000 shares; approval of the Atlantic International Corp. 2023 Equity Incentive Plan authorizing the issuance of approximately fifteen (15%) percent of the issued and outstanding shares of SeqLL Common Stock following the Capital Raise, which will become effective upon consummation of the Mergers; the approval of the Asset Purchase Agreement by the disinterested stockholders; and such other related matters and business as may properly come before the Special Meeting or any adjournments or postponements thereof (collectively, the “Stockholder Approval Matters”); and the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of SeqLL. If on the date for which the Special Meeting is scheduled, SeqLL has not received proxies representing a sufficient number of shares to obtain the Required SeqLL Stockholder Approval, whether or not a quorum is present, SeqLL may make one or more successive postponements or adjournments of the Special Meeting. In connection with the Proxy Statement, SeqLL will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation rules set forth in SeqLL’s Governing Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. SeqLL shall cooperate and provide Atlantic and the Company (and their counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC, and SeqLL shall consider in good faith any such comments. Atlantic and the Company shall promptly provide SeqLL with such information concerning their companies and their stockholders, officers, directors, employees, assets, liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by Atlantic or the Company, as the case may be, shall be true and correct in all material respects and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) SeqLL shall take any and all reasonable and necessary actions required to satisfy the requirements of the Exchange Act and other applicable laws in connection with the Proxy Statement and the Special Meeting. Each of SeqLL, Atlantic and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to SeqLL, Atlantic and the Company and, after the Closing, in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable laws. SeqLL shall amend or supplement the preliminary Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SeqLL stockholders, in each case as and to the extent required by applicable laws and subject to the terms and conditions of this Agreement and SeqLL’s organizational documents.

(c) SeqLL, with the assistance of the other Parties, shall promptly respond to any SEC comments on the preliminary Proxy Statement and shall otherwise use its commercially reasonable efforts to cause the preliminary Proxy Statement to “clear” comments from the SEC. As soon as practicable following the preliminary Proxy Statement “clearing” comments from the SEC, SeqLL shall distribute the Proxy Statement to SeqLL’s stockholders and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the date of mailing of the Proxy Statement.

(d) SeqLL shall comply with all applicable laws, any applicable rules and regulations of Nasdaq, SeqLL’s Governing Documents and this Agreement in the preparation, filing and distribution of the Proxy Statement, any solicitation of proxies thereunder, and the calling and holding of the Special Meeting.

(e) Each of SeqLL, Atlantic and the Company shall use its commercially reasonable efforts to cause: (i) SeqLL to satisfy all applicable listing requirements of Nasdaq and (ii) the SeqLL Common Stock issuable in accordance with this Agreement, including the Mergers, to be approved for listing on Nasdaq (and each of Atlantic and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Second Effective Time.

4.7 The Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, SeqLL, Atlantic and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and SeqLL shall file with the SEC, an amendment to SeqLL’s existing registration statement on Form S-1 (No. 333-254886) or to file a new registration statement on Form S-1 (either such registration statement, the “Registration Statement”) in order to effect the Capital Raise and shall use their best efforts to have such registration statement declared effective expeditiously and, in any event, at such time as the Parties and the representative of the underwriters in the Capital Raise shall agree. The Registration Statement shall provide that a portion of the net proceeds from the Capital Raise will be used for payment in full of the Cash Consideration and will be paid at the Closing of the Capital Raise to the Sellers and/or their designees in connection with the Closing.

(b) In connection with the preparation of the Registration Statement, SeqLL shall cooperate and provide Atlantic and the Company (and their counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and SeqLL shall consider in good faith any such comments. Atlantic and the Company shall promptly provide SeqLL with such information concerning their companies and their stockholders, officers, directors, employees, assets, liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by Atlantic or the Company, as the case may be, shall be true and correct in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c) SeqLL shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act and other applicable Laws in connection with filing of the Registration Statement and any amendments thereto. Each of SeqLL, Atlantic and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to SeqLL, Atlantic and the Company in connection with the drafting of the Registration Statement and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable laws.

(d) SeqLL, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and any preliminary prospectus contained therein and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC. SeqLL shall not be required to file the Registration Statement or any amendment thereto, or the final prospectus included therein, until it has received from each of Atlantic and the Company written notice that such filing is satisfactory in form and substance to each of Atlantic and the Company, and shall not be obligated to execute or deliver any documents or agreements with the underwriters for the Capital Raise or any representative thereof unless it is directed in writing to do so by each of Atlantic and the Company, which direction shall acknowledge that the form and substance of any such document or agreement is satisfactory to such Party.

Article V
Representations and Warranties of SeqLL and Purchaser Sub

SeqLL and Purchaser Sub represent and warrant to the Sellers that the following statements are true and correct on the Agreement Date and as of the Closing:

5.1 Organization; Authority. SeqLL is a corporation duly incorporated, validly existing and in good standing, under the Laws of the State of Delaware. Purchaser Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of SeqLL and Purchaser Sub have requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all Ancillary Documents to which SeqLL or Purchaser Sub are or will be a party have been duly authorized by SeqLL and/or Purchaser Sub as applicable. SeqLL and Purchaser Sub have all requisite power and authority to own and lease the properties and assets they currently own and lease and to conduct their activities as currently conducted and as presently contemplated to be conducted. Each of SeqLL and Purchaser Sub is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Schedule 5.1 is a true and complete list of (i) each jurisdiction in which SeqLL and Purchaser Sub are qualified to do business, (ii) every state or foreign jurisdiction in which SeqLL and Purchaser Sub have employees or facilities and (iii) the directors and officers of SeqLL and Purchaser Sub.

5.2 Books and Records. SeqLL has delivered to Atlantic and the Company true and complete copies of the Governing Documents and the minute books of SeqLL and Purchaser Sub. Such Governing Documents are in full force and effect.

5.3 Enforceability. This Agreement and the Ancillary Documents to which SeqLL or Purchaser Sub are a party have been duly executed and delivered by SeqLL or Purchaser Sub, as applicable enforceable against SeqLL or Purchaser Sub, as applicable, in accordance with their respective terms, except to the extent such enforceability may be limited by the General Enforceability Exceptions.

5.4 Brokers. SeqLL and Purchaser Sub have no liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which the Company and/or the Sellers could become liable or obligated.

5.5 [Reserved]

5.6 Capitalization. (a)Except as indicated in SeqLL’s Public Documents or on Schedule 5.6(a)(i) of the Disclosure Schedules, as at Closing, there shall be no outstanding or authorized subscriptions, options, or warrants, calls, rights, commitments or any other agreements or arrangements of any character obligating SeqLL or Purchaser Sub to issue any capital stock or other Equity Interests, or evidencing the right to subscribe for any capital stock or other Equity Interests of SeqLL, except in respect of the Mergers and Capital Raise. At Closing, all issued and/or outstanding shares of capital stock or other securities of SeqLL shall be issued, sold and delivered in compliance with all applicable Federal and state securities Laws and the similar laws of other foreign jurisdictions as may be applicable and will be validly issued, fully paid, and nonassessable. Except as indicated in SeqLL’s Public Documents, no person has, and at Closing no person shall have, any right of first refusal, preemptive right, right of participation, or any similar right to acquire securities of SeqLL. The issuance of the SeqLL Common Stock as part of the Mergers will not obligate SeqLL to issue shares of SeqLL Common Stock or other securities to any Person and will not result in a right of any holder of SeqLL’s securities to adjust the exercise, conversion, exchange or reset price under such securities. Except as set forth on Schedule 5.6(a)(ii) of the Disclosure Schedules, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of SeqLL Common Stock; and

(b) the Equity Interests of Purchaser Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which SeqLL is a party or bound. All of the outstanding Equity Interests of Purchaser Sub are owned directly by SeqLL free and clear of all Encumbrances (other than transfer restrictions under applicable Federal Securities Law). As of the date of this Agreement, SeqLL has no Subsidiaries other than Purchaser Sub and SeqLL and does not own, directly or indirectly, any Equity Interests in any Person other than Purchaser Sub.

5.7 SEC Filings. SeqLL has timely filed or furnished all reports required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to the Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SEC Reports”), and will file or furnish all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to the Securities Laws (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Proxy Statement and the Registration Statement, the “Additional SEC Reports”). Each of the SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SEC Reports or the Additional SEC Reports. As of their respective dates of filing, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports.

5.8 Transactions with Affiliates. Except as set forth in the SEC Reports, Schedule 5.8 of the Disclosure Schedules sets forth all Contracts between (a) SeqLL, on the one hand, and (b) any officer, director or 10% equityholder of SeqLL or any family member of the forgoing Persons, on the other hand (each Person identified in this clause (b), a “SeqLL Related Party”), other than (i) Contracts with respect to a SeqLL Related Party’s employment with, or the provision of services to, SeqLL entered into in the Ordinary Course of Business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Schedule 5.8 or entered into in accordance with Schedule 5.8. No SeqLL Related Party (A) owns any interest in any material asset used in the business of SeqLL, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, lender, partner, customer, lessor, lessee or other material business relation of SeqLL or (C) owes any material amount to, or is owed any material amount by, SeqLL.

5.9 Litigation. There is no Action pending or, to SeqLL’s or Purchaser Sub’s Knowledge, threatened against SeqLL or Purchaser Sub that, if adversely decided or resolved, would have a Material Adverse Effect on SeqLL. Neither SeqLL nor Purchaser Sub nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Actions by SeqLL or Purchaser Sub pending against any other Person.

5.10 Compliance with Applicable Legal Requirements.

(a) SeqLL and Purchaser Sub have complied and are in compliance in all material respects with all material Legal Requirements applicable to them and to their assets, properties, operations and business. Neither SeqLL nor Purchaser Sub has received any written notice from any Governmental Authority to the effect, or otherwise been advised, that it is not in compliance with any such Legal Requirements, and SeqLL has no Knowledge that any existing circumstances are likely to result in an Action for a violation of any such Legal Requirement. To the Knowledge of SeqLL, no investigation or review by any Governmental Authority with respect to SeqLL or Purchaser Sub, or their promoters, stockholders, affiliates, directors, officers, consultants, employees, agents or other representatives is pending or, to the Knowledge of SeqLL threatened, nor has any Governmental Authority given SeqLL or Purchaser Sub written notice of its intention to conduct the same.

(b) Except as set forth on Schedule 5.10(b) of the Disclosure Schedules, there is no Contract or Order binding upon SeqLL or Purchaser Sub which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of SeqLL or Purchaser Sub, any acquisition of property (tangible or intangible) by SeqLL or Purchaser Sub, or the conduct of business by SeqLL or Purchaser Sub.

(c) Without limiting any provision of this Agreement: (i) neither SeqLL nor Purchaser Sub, nor, to the Knowledge of SeqLL, any officer, manager, agent, employee or other Person associated with or acting on behalf of SeqLL or Purchaser Sub has, directly or indirectly (a) paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person, government official or other party that is illegal or improper under any applicable Legal Requirement, (b) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (c) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns, (d) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (15 United States Code Section 78dd-1, et seq.), as amended, or any applicable Legal Requirement of similar effect, (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to any other Person or (f) established or maintained any fund that has not been recorded in the books and records of SeqLL; and (ii) SeqLL has complied and is in compliance with applicable provisions of the United States export and sanctions laws, and regulations implemented thereunder, including the Arms Export Control Act (22 United States Code Section 2751 et seq.), as amended, the Export Administration Act (50 United States Code Section 2401 et seq.), as amended, the International Emergency Economic Powers Act (50 United States Code Section 17091 et seq.), as amended, and the various sanctions regulations administered by the Office of Foreign Assets Control of the Department of the Treasury of the United States, as amended. Without limiting the foregoing, SeqLL has not made any investments or performed any Contracts in, or involving a Person from, Cuba, Iran, Sudan, Syria or Burma (Myanmar).

(d) Neither SeqLL nor Purchaser Sub is in violation of any applicable Legal Requirements relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, applicable Legal Requirements comprising or implementing the Bank Secrecy Act and applicable Legal Requirements administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Legal Requirements may from time to time be amended, renewed, extended, or replaced) (collectively, “Anti-Terrorism Law”) and has not engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(e) To the Knowledge of SeqLL, neither SeqLL nor Purchaser Sub nor any agents acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereby is any of the following (each a “Blocked Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224: (iii) a Person with which the Company is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a Person listed above.

(f) To the Knowledge of SeqLL, neither SeqLL or Purchaser Sub nor any of their agents acting in any capacity in connection with this Agreement or the transactions contemplated hereby (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.11 Purchaser Sub Activities. Purchaser Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents to which it is a party and consummating the Contemplated Transactions and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or the negotiation, preparation or execution of this Agreement and any Ancillary Documents, the performance of its covenants or agreements in this Agreement and any Ancillary Document or the consummation of the Contemplated Transactions. Purchaser Sub does not have any Indebtedness.

5.12 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of SeqLL’s status as an “emerging growth company” or “smaller reporting company” as defined in Rule 12b-2 promulgated under the Exchange Act, since its initial public offering, (i) SeqLL has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SeqLL’s financial reporting and the preparation of SeqLL’s financial statements for external purposes in accordance with GAAP and (ii) SeqLL has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that information relating to SeqLL is made known to SeqLL’s principal executive officer and principal financial officer by others within SeqLL. Such disclosure controls and procedures are effective in timely alerting SeqLL’s principal executive officer and principal financial officer to material information required to be included in SeqLL’s periodic reports required under the Exchange Act.

(b) Each director and executive officer of SeqLL has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Since its initial public offering, SeqLL has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding SeqLL Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. Except as set forth in the SEC Reports, there is no Action pending or, to the Knowledge of SeqLL, threatened against SeqLL by Nasdaq or the SEC with respect to any intention by such entity to deregister the SeqLL Common Stock or prohibit or terminate the listing of SeqLL Common Stock on Nasdaq. SeqLL has not taken any action that is designed to terminate the registration of SeqLL Common Stock under the Exchange Act.

(d) (i) The SEC Reports contain true and complete copies of the audited consolidated balance sheet of SeqLL as of December 31, 2020, 2021 and 2022 and the related audited consolidated statements of operations and comprehensive loss, shareholders equity (deficit) and cash flows of SeqLL for the years then ended, together with the auditor’s reports thereon (collectively, the “SeqLL Financial Statements”). The SeqLL Financial Statements (A) fairly present in all material respects the financial position of SeqLL as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended, (B) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto), (C) in the case of the audited SeqLL Financial Statements, were audited in accordance with the standards of the Public Company Accounting Oversight Board and (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) SeqLL has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SeqLL’s and its Subsidiaries’ assets. SeqLL maintains and, for all periods covered by the SeqLL Financial Statements, has maintained, in all material respects in accordance with GAAP and applicable Law, books and records of SeqLL in the Ordinary Course of Business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SeqLL.

(f) There are no outstanding loans or other extensions of credit made by SeqLL to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SeqLL. SeqLL has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Except as set forth in the SEC Reports, for the past three (3) years, neither SeqLL (including any employee thereof) nor, to the Knowledge of SeqLL, SeqLL’s independent auditors, has received any written complaint, allegation, assertion or claim that there is, or there has been, (i) a “significant deficiency” in the internal controls over financial reporting of SeqLL, (ii) a “material weakness” in the internal controls over financial reporting of SeqLL or (iii) fraud, whether or not material, that involves management or other employees of SeqLL who have a role in the internal controls over financial reporting of SeqLL.

5.13 No Undisclosed Liabilities. SeqLL has no material liabilities except for the liabilities (a) set forth in Schedule 5.13 of the Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in the SeqLL Financial Statements, (d) that have arisen since the date of the most recent balance sheet included in the SEC Reports in the Ordinary Course of Business, or (e) either permitted to be incurred pursuant to Section 5.10 or incurred in accordance with Section 5.10.

5.14 Tax Matters.

(a) SeqLL has prepared and filed all material Tax Returns required to have been filed by SeqLL, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and SeqLL has paid all material Taxes required to have been paid or deposited by them regardless of whether shown on a Tax Return.

(b) SeqLL has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service providers, equity interest holder or other third-party.

(c) SeqLL is not currently the subject of a Tax audit or examination, and have not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) SeqLL has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the Ordinary Course of Business.

(e) SeqLL has not taken or agreed to take any action not contemplated by this Agreement or any Ancillary Documents that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(f) Purchaser Sub is disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3(b)(1)(ii).

5.15 Investigation; No Other Representations. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, SeqLL has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLE VI and ARTICLE VII and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and SeqLL, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in ARTICLE VI and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Contemplated Transactions.

5.16 Absence of Certain Changes or Events. Except as described in the SEC Reports, since December 31, 2022, SeqLL has conducted its business only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting SeqLL which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on SeqLL.

5.17 No Conflicts; Required Consents; No Violations. Except as described on Schedule 5.17 of the Disclosure Schedules, the execution and delivery by SeqLL and Purchaser Sub of this Agreement and any Ancillary Agreements do not, and the consummation of the Contemplated Transactions will not: (a) conflict with or violate any provision of the Governing Documents of SeqLL or Purchaser Sub; (b) violate any provision of any Legal Requirements; (c) conflict with, violate, result in a breach of, constitute a default under (determined without regard to requirements of notice or lapse of time, or both) or accelerate or permit the acceleration of the performance required by, any SeqLL material Contract or agreement to which SeqLL or Purchaser Sub is a party or by which SeqLL or Purchaser Sub or the assets or properties owned or leased by either of them are bound or affected; (d) violate, or constitute a breach under, any Order or applicable Law to which SeqLL or Purchaser Sub or any of their properties or assets are bound or (e) result in the creation of any Encumbrance upon any of the assets or properties (other than any Permitted Encumbrances) or SeqLL Common Stock, except in the case of any of clauses (a) through (e) above, as would not have a Material Adverse Effect on SeqLL or Purchaser Sub. Except as described on Schedule 5.17 of the Disclosure Schedules, the execution and delivery by SeqLL and Purchaser Sub of this Agreement and any Ancillary Agreements do not, and the consummation of the Contemplated Transactions will not require any Consent of, or designation declaration or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person, except for, (i) the filing with the SEC of (A) the Proxy Statement, and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, and (C) the Registration Statement and the declaration of the effectiveness thereof by the SEC, (ii) such filings with and approvals of Nasdaq to permit SeqLL Common Stock to be issued in accordance with this Agreement to continue to be listed on Nasdaq, (iii) filing of the Certificates of Merger, (iv) the approvals and consents to be obtained by Purchaser Sub to effect the Merger, (v) the approval of the shareholders of SeqLL necessary to consummate the Contemplated Transactions and (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have any Material Adverse Effect on SeqLL or Purchaser Sub.

5.18 SeqLL Benefit Arrangements.

(a) Schedule 5.18 of the Disclosure Schedules includes a true and complete description of all arrangements under or with respect to which SeqLL or any of its ERISA Affiliates provides employee or executive compensation (other than salary or wage), bonus or benefits to any current, former or retired employee, any employee on an approved leave of absence, or any dependent of SeqLL, whether or not SeqLL Benefit Arrangement is covered by ERISA (each, a “SeqLL Benefit Arrangement”). SeqLL has provided to the Company and Atlantic true and complete copies of each SeqLL Benefit Arrangement or, in the case of each SeqLL Benefit Arrangement not existing in written form, a complete and accurate description of its material terms.

(b) SeqLL does not contribute or have any obligation to contribute, nor has it contributed or had any obligation to contribute, to any multi-employer plan, multiple-employer plan, multiple employer welfare arrangement, a self-funded employee welfare plan, or defined benefit plan subject to Title IV of ERISA (as each term is defined in ERISA) in which any former, retired or current employees have or have had any right to participate. SeqLL has no obligation to provide any former or retired employees with health insurance, life insurance or other welfare benefits, other than as required by the health care continuation and notice provisions of ERISA Section 601, et seq. and Code Section 4980B and applicable state law.

(c) Except as disclosed on Schedule 5.18 of the Disclosure Schedules, or with respect to benefits already accrued, the SeqLL has the unilateral right to amend or terminate all SeqLL Benefit Arrangements.

(d) Except as set forth in Schedule 5.18 of the Disclosure Schedules, no individual will, as a direct or indirect result of the transactions contemplated hereby: (i) incur any liability to pay the excise tax due under Code Section 409A; or (ii) receive any gross up payment in connection with the imposition of an excise tax under Code Section 409A.

(e) With respect to each SeqLL Benefit Arrangement, to the Knowledge of SeqLL, SeqLL is in material compliance with: (i) the health care continuation and notice provisions of ERISA Section 601, et seq. and Code Section 4980B and applicable state law; and (ii) the applicable requirements of HIPAA (as defined herein below).

Article VI
Representations and Warranties Regarding the Company Entities

Except as expressly set forth in the Disclosure Schedules delivered to SeqLL and Atlantic by the Sellers together with, and as part of, this Agreement, the Company and the Sellers, jointly and severally, represent and warrant to SeqLL and Atlantic that the following statements are true and correct in all material respects on the Agreement Date and as of the Closing Date:

6.1 Organization; Authority. Each of the Company and Lyneer Staffing is a limited liability company duly formed, validly existing and in good standing under the laws of State of Delaware. Lyneer Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Company Entity has the necessary power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held. Each Company Entity has qualified as a foreign limited liability company or a corporation and is in good standing under the laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification. The Company has the requisite right, power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is (or will be) a Party, to perform its obligations under this Agreement and such Ancillary Documents, and to consummate the Contemplated Transactions, and such actions have been duly authorized by all necessary limited liability company action of the Company and its members, as may be appropriate. This Agreement and the Ancillary Documents to which the Company is (or will be) a Party have been duly executed and delivered by the Company with the Required Company Member Approval and the approval of the Company’s board of managers. This Agreement and such Ancillary Documents will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms thereof, except to the extent such enforceability may be limited by the General Enforceability Exceptions.

6.2 Consents; Conflicts.

(a) Except as set forth on Schedule 6.2(a) of the Disclosure Schedules, neither the execution and delivery of this Agreement or any Ancillary Document, nor the consummation of the Contemplated Transactions will (with or without notice or lapse of time):

(i) breach (A) any provision of any of the Governing Documents of any Company Entity, or (B) any resolution adopted by the managers, members, shareholders, directors, or officers of any Company Entity;

(ii) give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under any Law, Legal Requirement or any Order to which any Company Entity may be subject or by which any of their respective assets may be bound;

(iii) contravene, conflict with or result in a violation or breach in any material respect, of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by any Company Entity, or that otherwise relates to the assets of any Company Entity or to the Business;

(iv) violate, conflict with or result in a material breach of, constitute a material default under, give rise to any right of termination, modification, foreclosure, cancellation or acceleration under, or cause any loss of benefit under, any of the terms, conditions or provisions of any material Contract to which any Company Entity is a party or by which any Company Entity or the assets or properties owned or leased by any of them are bound or affected or give to others any rights (including rights of termination, modification, foreclosure, cancellation or acceleration) in or with regard to any Company Entities or any of their respective assets, or result in, or require or permit the creation or imposition of any Encumbrance of any nature upon or with regard to any Company Entities, their respective assets or the Business; or

(v) cause to be enforced any existing right of first refusal, right of first offer, right of exclusivity or other like or similar right granted by any Company Entities to the Business or any assets of any Company Entities.

(b) Except as set forth in Schedule 6.2(b) of the Disclosure Schedules,

(i) neither the execution and delivery of this Agreement or any Ancillary Document, or the consummation of the Contemplated Transactions, will (with or without notice or lapse of time) require any Consent under any of the terms, conditions or provisions of any material Contract to which any Company Entity is a party or by which its assets are bound; and

(ii) no Consent of, permit or exemption from, or declaration, filing or registration with, or notice to, any Governmental Authority or any other Person is required to be made or obtained by any Company Entity in connection with the execution, delivery and performance by the Company of this Agreement or any Ancillary Document to which the Company is a party or the consummation of the Contemplated Transactions, which, if not made or obtained, (A) would result in a material violation of any Law or Permit, (B) would result in any Material liability to SeqLL, or (C) would prohibit the consummation of the Contemplated Transactions.

6.3 Equity Interests.

(a) Exhibit A and Schedule 6.3(a) of the Disclosure Schedules sets forth the authorized and issued outstanding Equity Interests of the Company (the “Company Equity Interests”) and of the other Company Entities. Prior to the Lyneer Merger, the Sellers collectively, are the record and beneficial owners of 100% of the Interests free and clear of any and all Encumbrances and no Company Equity Interests are reserved for issuance or will be reserved for issuance as of the Closing Date. The Company is the record and beneficial owner of 100% of the authorized and issued outstanding Equity Interests of Lyneer Holdings free and clear of any and all Encumbrances. Lyneer Holdings is the record and beneficial owner of 100% of the authorized and issued outstanding Equity Interests of Lyneer Staffing free and clear of any and all Encumbrances. Except as set forth in Schedule 6.3(a) of the Disclosure Schedules: (i) there are no Equity Interests of any Company Entity of any other class authorized, issued or outstanding; (ii) there are no outstanding subscriptions, options, warrants, phantom equity, incentive equity plans, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Company Entity or otherwise obligating any Company Entity to issue any securities of any kind; (iii) there are no outstanding Equity Interests or other interests of any Company Entity that are intended to be “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43; and (iv) there are no voting agreements, proxies, pledges, transfer restrictions or other arrangements of any kind with respect to any of the foregoing in clauses (i) and (ii) above. Except as set forth on Schedule 6.3(a) of the Disclosure Schedules, none of the Company Entities holds or beneficially owns any direct or indirect interest (whether it be capital stock, membership interests, partnership interests, joint venture interests or otherwise), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments with respect to any interest in any Person. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company Equity Interests.

(b) Schedule 6.3(b) of the Disclosure Schedules sets forth a list of all bonuses and other payments to any Persons that become due and payable as a result of the Contemplated Transactions (each, a “Change of Control Payment”), identifying for each such Change of Control Payment (i) the Person eligible to receive such Change of Control Payment, (ii) the total potential amount of such Change of Control Payment, and (iii) the Contract or other arrangement pursuant to which such Change of Control Payment is payable or required to be made.

(c) Each Company Equity Interest was issued or granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Benefit Plan, and each Company Option, if any, has an exercise price per share that is equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant determined in a manner consistent with Section 409A of the Code.

(d) The Company has Made Available to SeqLL true, complete and correct copies of the Governing Documents of each Company Entity, including all amendments, restatements, supplements, or other modifications thereto. Such documents are in full force and effect and none of the Company Entities are in material violation of any provision of their respective Governing Documents.

6.4 Financial Statements.

(a) Attached to Schedule 6.4 of the Disclosure Schedules are true, correct and complete copies of: (a) the consolidated balance sheets of the Company Entities as at December 31, 2020, and December 31, 2021, and the related consolidated statements of income, statements of equity and statements of cash flows for each of the fiscal years then ended, including in each case the notes thereto, in each case as audited by Marcum LLP (collectively, the “Audited Financials”); and (b) an unaudited consolidated balance sheet of the Company Entities as at December 31, 2022, and the related consolidated statements of income for the year then ended (the “Unaudited Financial Statements” and, together with the Audited Financials, the “Financial Statements”). Except as set forth on Schedule 6.4(a) of the Disclosure Schedules, the Financial Statements fairly present in all material respects the financial condition of the Business, the results of operations of the Business and changes in equity of the Company Entities as at the respective dates of and for the periods referred to in the Financial Statements, in accordance with GAAP consistently applied through the periods covered thereby, except for, in the case of the Unaudited Financial Statements, (x) the omission of footnote disclosures required by GAAP and (y) normal and recurring year-end adjustments, consistent with those year-end adjustments made in connection with the preparation of the Audited Financials. The Company Entities maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s authorization, and (B) transactions are recorded as necessary to permit the preparation of financial statements and to maintain accountability for assets. Since January 1, 2020, no Company Entity has received any written complaint, allegation, assertion or claim that there is fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company Entities.

(b) Except as set forth on Schedule 6.4 of the Disclosure Schedules, the financial books and records, and the accounts, of the Company Entities used to prepare the Financial Statements: (i) have been maintained in accordance with sound business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and reflect actual bona fide transactions of the Company Entities, (iii) constitute the basis for the Financial Statements, and (iv) are accurate and complete in material respects.

(c) Except (i) as set forth in the Financial Statements, (ii) for liabilities incurred in the Ordinary Course of Business as of December 31, 2022 (none of which is a liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Contemplated Transactions, and (iv) for liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, the Company has no liabilities required by GAAP to be reflected or reserved against in the consolidated balance sheet as of December 31, 2022 included in the Financial Statements.

6.5 Absence of Undisclosed Liabilities. Except as set forth on Schedule 6.5 of the Disclosure Schedules, the Company Entities do not have any Indebtedness (other than the BMO Credit Facility), obligations or other liabilities of any nature or kind whatsoever, whether accrued, absolute, contingent or otherwise (including liabilities as guarantor or otherwise with respect to obligations of others), and, to the Company Entities’ Knowledge, there is no reasonable foreseeable basis for any present or future Action against any Company Entity giving rise to any liability, except the liabilities (a) that are accrued for or reserved against in the Financial Statements, (b) that have arisen since the Unaudited Financial Statement Date in the Ordinary Course of Business, (c) that are otherwise disclosed in Schedule 6.5 of the Disclosure Schedules, or (d) to the extent not otherwise included in subparagraphs (a) through (c) above. None of the liabilities described in clauses (a) through (d) above has, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company Entities or the Business.

6.6 Title to Assets. The Company Entities have good and marketable title to, or a valid leasehold interest in or a valid right to use, the assets used in the Business (tangible and intangible), free and clear of any and all Encumbrances, other than Permitted Encumbrances. On the Closing Date, except with respect to the BMO Credit Facility, no unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any assets has been recorded, filed, executed or delivered. All tangible personal property located on the Leased Real Property (as defined herein below) is owned by the Company Entities. Schedule 6.6 of the Disclosure Schedules set forth for a list of all holders of the BMO Credit Facility and Indebtedness that have an Encumbrance (other than a Permitted Encumbrance) in any of the assets of the Company Entities used in the Business (tangible and intangible).

6.7 Intentionally Omitted.

6.8 Insurance. Schedule 6.8 of the Disclosure Schedules contains a true and correct list and description of all insurance policies which are held by the Company Entities or which names any Company Entity as an insured (or loss payee). All such insurance policies are for such amounts as are sufficient for requirements of Law and all Contracts to which any Company Entity is a party or by which it is bound. During the preceding three (3) years, no Company Entity has received any notice from or on behalf of any insurance carrier issuing such insurance policies to the effect that insurance rates will thereafter be substantially increased, that there will thereafter be no renewal of an existing policy. Except as set forth on Schedule 6.8 of the Disclosure Schedules, there are no pending claims that have been denied insurance coverage. No Company Entity has failed to give any notice or present any claim under any insurance policy in due and timely fashion or as required by any insurance policy. The Company has Made Available to SeqLL copies of all loss runs with respect to claims asserted against the Company Entities for all periods commencing on or after January 1, 2020.

6.9 Taxes.

(a) The Company Entities have properly filed on a timely basis (taking into account extensions of time to file) all Tax Returns that they were required to file, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. The Company Entities have timely paid or remitted all Taxes (whether or not shown on any Tax Return).

(b) All Taxes that the Company Entities are or were required by Law to withhold or collect from amounts paid to any employee, independent contractor, creditor, stockholder, equityholder or other Person have been duly withheld or collected and, to the extent required, have been properly and timely remitted or paid to the appropriate Taxing Authority. No Company Entity has ever been a member of a group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns. The Company Entities have no liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, or pursuant to any contractual obligation, for any Taxes of any other Person (other than with respect to an agreement entered into in the Ordinary Course of Business and not primarily related to Taxes). No Company Entity is a party to or bound by any Tax Sharing Agreement.

(c) No Company Entity has received written notice of any examination or audit, tax nexus inquiry or other action of or relating to Taxes or Tax Returns of such Company Entity by any Governmental Authority that is currently in progress and no such examination, audit, inquiry or action has been threatened in writing. Since January 1, 2020, no Company Entity has received from any Taxing Authority (including jurisdictions where the Company has not filed Tax Returns) any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company. The Company Entities have delivered or Made Available to SeqLL correct and complete copies of all U.S. federal and state, local and non-U.S. income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company in connection with any taxable periods since January 1, 2020. There are no Encumbrances with respect to Taxes upon any of the assets or properties of the Company Entities, other than Permitted Encumbrances.

(d) In the past three (3) years, no claim has been made by a Governmental Authority in a jurisdiction where a Company Entity does not file a particular type of Tax Return or pay a particular type of Tax that such Company Entity is or may be required to file such Tax Return or subject to such Tax by that jurisdiction.

(e) No Company Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) For U.S. federal and applicable state and local income Tax purposes: (i) the Company is and has always been treated as a partnership; (ii) Lyneer Holdings is and has always been treated as an association taxable as a corporation; and (iii) each Subsidiary of the Company, including Lyneer Staffing (but other than Lyneer Holdings) is and has always been treated as a disregarded entity and not as an association taxable as a corporation.

(g) No Company Entity has distributed equity interests of another Person, and has not had its equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within the preceding two (2) years.

(h) Lyneer Holdings is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i) No Company Entity is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b). Each Company Entity has disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or non-U.S. Law).

(j) The Company Entities are not subject to Tax in any jurisdiction other than the United States and political subdivisions thereof.

(k) The Company Entities will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made on or prior to the Closing Date; (ii) use of an improper method of accounting for a Pre-Closing Tax Period; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Sections 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-22 I.R.B. 991) received on or prior to the Closing Date; (vi) the application of Sections 951, 951A or 965 of the Code; or (vii) an ownership interest in any “passive foreign investment company” within the meaning of the Code.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any Company Entity, and no power of attorney with respect to Taxes with respect to any Company Entity is in effect.

(m) No Company Entity is a party to any joint venture, partnership or other arrangement or contract treated as a partnership for income Tax purposes (other than with respect to the entities identified in Schedule 6.9(m) of the Disclosure Schedule).

(n) The taxable year of each Company Entity is and has always been the calendar year ending on December 31 for U.S. federal and applicable state and local income tax purposes. Each Company Entity is, and always has been, an accrual taxpayer for U.S. federal (and applicable state and local) income tax purposes.

(o) No Company Entity has made an election to defer any Tax payments under Section 2302 of the CARES Act or IRS Notice 2020-65 (or any similar election under federal, state or local Law). Each Company Entity has properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any similar election under federal, state or local Law) and Section 2301 of the CARES Act (or any similar election under federal, state or local Law).

(p) No Company Entity has made an election pursuant to Section 1101(g)(4) of P.L. 144 74 (2015) (or any corresponding or similar state or local Law or any Treasury Regulations promulgated with respect thereto).

(q) The Company Entities do not possess or hold any property or obligation, including uncashed checks to customers, patients, or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment, unclaimed property or similar Laws.

(r) The Company (i) is treated as a partnership within the meaning of Section 7701(a)(2) of the Code and the Treasury Regulations promulgated thereunder, and (ii) has an election under Section 754 of the Code in effect for the taxable year of the Company that includes the Lyneer Merger.

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties set forth in Section 6.3(a)(iii), this Section 6.9, Section 6.10(m), Section 6.15 (solely to the extent related to Taxes) and Section 5.16(f) constitute the sole representations and warranties made with respect to Tax matters relating to the Company Entities.

6.10 Conduct of Business. Since December 31, 2022, each Company Entity has not:

(a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any of its material assets or property except in the Ordinary Course of Business;

(b) suffered any material casualty, damage, destruction or loss, or interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of God;

(c) written off any material asset as unusable or obsolete or for any other reason;

(d) made or suffered any Material Adverse Change in the conduct or nature of any aspect of the Business;

(e) made capital expenditures in an amount which exceeds $50,000 for any item or $100,000 in the aggregate;

(f) (i) delayed the payment of any payments or liabilities; (ii) delayed billing or paying of suppliers for items received and not accrued; (iii) accelerated the collection of any receivable or offered any discount, concession or incentive for early payment of accounts receivable other than in the Ordinary Course of Business; or (iv) otherwise paid (or delayed payment of) payables or collected (or delayed collection of) receivables other than in the Ordinary Course of Business;

(g) made any change in accounting methods or principles or such Company Entity’s terms of sale;

(h) borrowed any money or issued any bonds, debentures, notes or other corporate securities, including those evidencing borrowed money, or waived any right or canceled or compromised any debt or claim;

(i) other than in the Ordinary Course of Business and as between the Company Entities, paid (or been paid by) any Related Party, or charged (or been charged by) any Related Party, for (i) goods sold or services rendered by or to such Company Entity, or (ii) corporate overhead expenses, management fees, legal or accounting fees, capital charges, or similar charges or expenses;

(j) except as set forth in Schedule 6.10(j) of the Disclosure Schedules, (i) increased the compensation payable or benefits provided to any employee, (ii) made any payments or distributions to its employees, officers or directors except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses, (iii) paid or incurred any management or consulting fees, or engaged any consultants other than in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement, (iv) hired any employee who has an annual salary in excess of $150,000, (v) terminated any employee having an annual salary or wages in excess of $150,000, or (vi) made any commitment to pay without having paid, or failed to make payment with respect to any prior commitment to pay during such period, any bonus or other cash or non-cash incentive payment to any employee of any Company Entity;

(k) established, adopted, entered into, amended or terminated any Employee Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any employee;

(l) planned, announced, implemented or effected any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Business (other than routine employee terminations for cause);

(m) (i) made, changed or revoked any Tax election or settled and/or compromised any Tax claim, assessment or deficiency, (ii) prepared any Tax Returns in a manner which is inconsistent with the past practices of such Company Entity with respect to the treatment of any material item on such Tax Returns, (iii) incurred any material liability for Taxes other than in the Ordinary Course of Business, (iv) filed an amended Tax Return or a claim for refund of material Taxes, or (v) consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(n) (i) taken (or failed to take) any actions that could reasonably be expected to materially and adversely affect such Company Entity’s customer Contracts or any customer relationship or (ii) been subject to an audit by any current or former customer;

(o) (i) accelerated any payments from customers on account of work to be performed, billed customers in advance or otherwise billed customers for work not completed, (ii) accelerated the performance of any work or offered any discount, concession or incentive which has resulted in the acceleration of work by the Business, or (iii) otherwise experienced a material change in the aggregate amount of customer prepayments;

(p) entered into, terminated or received notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which such Company Entity is a party, or (ii) any Contract or transaction involving a total remaining commitment by such Company Entity of at least $150,000;

(q) cancelled or waived any claims or rights with a value to such Company Entity in excess of $50,000;

(r) received any indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with such Company Entity;

(s) without limitation by the enumeration of any of the foregoing, entered into any transaction other than in the Ordinary Course of Business or as contemplated by this Agreement;

(t) paid any dividend or distribution with respect to its Equity Interests;

(u) amended, affirmatively waived any material right under, or terminated any Material Company Contract, except in the Ordinary Course of Business; or

(v) made any commitment or agreement (legally binding or otherwise) to do any of the acts described above in this Section 6.10.

6.11 Contracts.

(a) Schedule 6.11(a) of the Disclosure Schedules contains a list of the following Contracts to which any of the Company Entities is a party or by which any of the Company Entities is bound:

(i) each Contract with a Significant Customer (as defined herein below), Significant Supplier (as defined herein below) and each other Contract that involves performance of services or delivery of goods or materials by or to any of the Company Entities of an amount or value in excess of $750,000;

(ii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of any of the Company Entities in excess of $100,000;

(iii) each Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (excepting personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with a term of less than one (1) year);

(iv) each Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(v) each partnership, joint venture or other Contract involving a sharing of profits, losses, costs or liabilities by any of the Company Entities with any other Person;

(vi) each Contract containing covenants that in any way purport to restrict any of the Company Entity’s (A) business activity, (B) freedom to engage in any line of business or to compete with any Person, including any Contracts requiring such Company Entity to maintain an exclusive relationship or requiring such Company Entity to not to compete or to not to solicit in any manner, (C) ability to increase prices to a customer of the Business, or (D) operation of the Business;

(vii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods in the Ordinary Course of Business;

(viii) each power of attorney (or similar grant of authority) of any of the Company Entities that is currently effective and outstanding;

(ix) each Contract that contains or provides for an express undertaking by any of the Company Entities be responsible for consequential damages or indemnification obligations;

(x) each Contract for capital expenditures in excess of $100,000 for any item or $250,000 in the aggregate;

(xi) each executive employment Contract that provides for employment of senior executives or management personnel by any of the Company Entities on a full-time, part-time or other basis;

(xii) each Contract for any independent contractor or consultant providing services to any of the Company Entities;

(xiii) each written warranty, guaranty or other similar undertaking with respect to contractual performance executed by any of the Company Entities other than in the Ordinary Course of Business;

(xiv) any Contract relating to the acquisition or disposition, directly or indirectly, of any business, Real Property or other assets, or the Equity Interests of any other Person;

(xv) any Contract relating to Indebtedness, the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including, without limitation, all notes, mortgages, indentures and other obligations, guarantees of performance, letters of credit, advances, and agreements and instruments for or relating to any lending or borrowing;

(xvi) any Contract under which the execution and delivery of this Agreement or any Ancillary Document may cause a default, give rise to any right of termination, cancellation or acceleration, or require any Consent;

(xvii) any Contract involving the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities;

(xviii) any management service, consulting, financial advisory or any other similar type Contract and all Contracts with investment or commercial banks;

(xix) any Contract with any Related Parties;

(xx) any Contract involving any ownership, right to use, use, infringement or any claim, liability or obligation with respect to any Intellectual Property;

(xxi) any other material Contract of any of the Company Entities, whether or not entered into in the Ordinary Course of Business, which shall include, without limitation, any Contract that requires payment by any Company Entity(ies) in excess of $500,000 in any twelve (12) month period that cannot be terminated on less than ninety (90) days’ notice without the payment of any termination fee, premium or penalty; and

(xxii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b) Except as set forth in Schedule 6.11(b) of the Disclosure Schedules: (i) each Contract identified or required to be identified in Schedule 6.11(a) of the Disclosure Schedules (the “Company Material Contracts”) is in full force and effect and is valid and enforceable in accordance with its terms; (ii) each Company Entity is in compliance with all applicable terms and requirements of each Material Contract; (iii) to the Knowledge of the Company Entities, no other party to any Company Material Contract is in default thereunder; (iv) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give any Company Entity or any other party thereto the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Company Material Contract; and (v) no Company Entity has waived any material right under any of the Company Material Contracts or modified any material terms thereof. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to any of the Company Entities under current or completed Company Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation. No party to any Company Material Contract has exercised any acceleration, cancellation, termination or modification rights with respect thereto, and no party to any Company Material Contract or other Person has notified any of the Company Entities of its intention to do so.

6.12 [Reserved]

6.13 Customers and Suppliers. Schedule 6.13 of the Disclosure Schedules sets forth a list of the top twenty (20) customers by revenue for the period January 1, 2021, through December 31, 2022 (the “Significant Customers”) and the top twenty (20) suppliers by payables for the period January 1, 2022 through December 31, 2022 (the “Significant Suppliers”) of the Company Entities. The relationships of the Company Entities with the Significant Customers and Significant Suppliers are good commercial working relationships and no Significant Customer or Significant Supplier has given any Company Entity any oral or written notice, or otherwise indicated any intention, and to the Knowledge of the Company Entities there is no intention by any Significant Customer or Significant Supplier, to terminate its business relationship or to limit or alter its business relationship (including stopping, decreasing the rate of, or changing the terms (whether related to payment, price or otherwise) with respect to, buying products and/or services from any Company Entity or supplying materials, products or services to any Company Entity (whether as a result of the consummation of the Contemplated Transactions or otherwise).

6.14 Related Party Transactions. Schedule 6.14 of the Disclosure Schedules sets forth all Contracts between any of the Company Entities (on the one hand) and any Related Party of any Company Entity or any Seller, or any of the aforementioned Persons’ respective Related Parties (on the other hand). Except as set forth on Schedule 6.14 of the Disclosure Schedules, no property (including Intellectual Property) or interest in any property which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Business is presently owned by or leased or licensed by or to any Related Party. Except as set forth on Schedule 6.14 of the Disclosure Schedules, no Related Party has an interest, directly or indirectly, in (a) any vendor, supplier, distributor, customer or other business relationship of the Company, or any other relationship, Contract or understanding with the Company, or (b) any business, corporate or otherwise, which is in competition with the Business.

6.15 Employee Benefit Plans.

(a) A list of each material Employee Plan that covers any current or former director, officer, employee or individual service provider of any Company Entity or the dependents of any thereof is set forth in Schedule 6.15(a) of the Disclosure Schedules.

(b) With respect to each Employee Plan:

(i) each such Employee Plan, and related trust, insurance contract or fund, complies in form and has been operated in all material respects within the requirements of applicable Law, including without limitation, ERISA, the Code, HIPAA, and the Public Health Services Act;

(ii) the Company has delivered to SeqLL true, current, correct and complete copies of each Employee Plan (or if not written, a written summary of its material terms), including without limitation, to the extent applicable: (A) all plan documents and amendments thereto, (B) current IRS determination, opinion, notification and advisory letters, (C) trust agreements, insurance Contracts, and other funding arrangements, (D) most recent summary plan descriptions, together with the summaries of material modifications thereto, (E) the three (3) most recent annual reports (Form Series 5500), (F) non-discrimination testing results for the last three (3) plan years, and (G) any material correspondence to and from governmental agencies, during the most recent three years;

(iii) each Company Entity, and each ERISA Affiliate to the extent the Company Entities could reasonably be expected to incur any material liability therefor, has offered affordable, minimum value, employer group medical coverage to all of its full-time, common law employees, within the meaning of the employer shared responsibility regulations promulgated under Code §4980H; no penalties under Code § 4980H and the regulations thereunder have been assessed on any Company Entity or, to the Knowledge of the Company Entities, any ERISA Affiliate with respect to any employee of the Company Entities and each Company Entity has timely filed its Form 1094-C and Forms 1095-C with respect to its employer group medical coverage for the past three (3) years, if required by law;

(iv) no Company Entity has incurred any liability to the Pension Benefit Guaranty Corporation with respect to any Employee Plan;

(v) each Employee Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter or opinion letter upon which the Company Entities are entitled to rely under Internal Revenue Service pronouncements, that such plan is qualified under Section 401(a) of the Code and no action or omission occurred with respect to any such plan since the date of its most recent determination letter or opinion letter which would adversely affect its qualification, or materially increase its costs;

(vi) each Employee Plan which provides for cafeteria benefits meets the requirements of Section 125 of the Code in all material respects, and such program of benefits for which employee contributions are provided pursuant to elections under any such Employee Plan meets the requirements of the Code applicable thereto;

(vii) none of the Employee Plans is or was, within the past six (6) years, and no Company Entity nor any of its respective ERISA Affiliates have or are reasonably expected to have any liability under (A) a “multiemployer plan” within the meaning of ERISA, (B) a plan subject to Section 412 of the Code and/or Title IV of ERISA, or (C) a multiple employer plan subject to Section 413(c) of the Code;

(viii) none of the Employee Plans provide for medical benefits to any employee of any of the Company Entities following such employee’s retirement or other termination of employment, except as required by applicable Law (including Section 4980B of the Code) and except for continuation coverage under COBRA;

(ix) none of the Employee Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the negotiation or execution of this Agreement or any Ancillary Document or the consummation of the Contemplated Transactions;

(x) each Employee Plan, or other plan or arrangement maintained by any Company Entity, that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated, in all material respects, in accordance with, and is in documentary compliance, in all material respects, with, the final regulations under Section 409A of the Code, and none of the Company Entities has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under Section 409A of Code;

(xi) all material contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made;

(xii) no Action with respect to the administration or the investment of assets of any Employee Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company Entities, threatened;

(xiii) no Company Entity, nor any ERISA Affiliate to the extent the Company Entities could reasonably be expected to incur any material liability therefor, has any commitment or formal plan, whether in writing or otherwise, whether legally binding or not, to create or adopt any new plan, policy, program or arrangement that would constitute an Employee Plan or increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under an applicable Employee Plan, and each Employee Plan may be amended and terminated without material liability to the Company;

(xiv) the Company Entities do not maintain, have any obligation to contribute to or have any liability, contingent or otherwise, with respect to, any benefit plan or arrangement outside the United States and has never had any obligation or liability with respect to any such benefit plan or arrangement; and

(xv) the Company Entities have previously paid any amounts payable to, or on behalf of, current and/or former managers, employees, officers and agents of the Company Entities pursuant to any Employee Plan or other arrangement (including any sale bonus, incentive, retention, employment, retirement, compensation, separation, severance or similar plan or agreement) in connection with or as a result of any sale or acquisition transaction (not including the Contemplated Transactions) completed prior to the Closing Date.

(c) Neither the execution and delivery of this Agreement and the Ancillary Documents nor the consummation of the Contemplated Transactions will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee of any of the Company Entities from the Company Entities under any Employee Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Employee Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent, or (iv) result in any payment which will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

6.16 Employees.

(a) Schedule 6.16(a) of the Disclosure Schedules contains a list of all employees of the Company Entities, and all employees who, pursuant to a Contract with a Related Party or Employer’s HR LLC, a Florida limited liability company (“Employer’s HR”), provide services directly and only to the Company Entities (collectively, the “Internal Employees”), as well as any Temporary Employees (as defined herein below) that that also provide services directly and only to the Company Entities, together with (i) their respective job titles, (ii) hire date, (iii) office location, (iv) current base salaries or hourly wage rates, (v) commission, bonus or other incentive-based compensation, (vi) any other form of compensation paid or payable to such individuals for the most recent fiscal year, (vii) a summary description of the fringe benefits currently provided to such individual, (viii) vacation entitlement and accrual, and (ix) such individual’s classification as exempt or non-exempt for wage and hour purposes, as applicable. The Company Entities have no employees or other service providers outside of the United States. For avoidance of doubt, persons who are hired and compensated by the Company Entities but placed with or work for a customer of the Company Entities or such other third parties are not considered Internal Employees or Temporary Entities for purposes of Schedule 6.16(a).

(b) None of the Company Entities is a party to any collective bargaining agreement or other Contract with a labor union or labor organization, and no Internal Employee or any temporary employee, whether of the Company or a Related Party of any Company Entity employed pursuant to a Contract with a Related Party, providing services to a customer of any Company Entity pursuant to a Contract between such Company Entity (or a Related Party thereof) and such customer (each, a “Temporary Employee”) is represented by any labor organization with respect to such employee’s employment with the Company or the applicable Related Party employer. Since January 1, 2020, there have not been, nor are there presently pending or, to the Knowledge of the Company Entities, has there been any threat of, any (i) work stoppages, strikes, work slowdowns, lockouts, labor disputes or other material controversies between any of the Company Entities and any of its Internal Employees or Temporary Employees; (ii) labor union grievances or organizational efforts; or (iii) unfair labor practice or labor arbitration proceedings.

(c) Except as set forth on Schedule 6.16(c) of the Disclosure Schedules, since January 1, 2020, there have not been any Actions pending or, to the Knowledge of the Company Entities, threatened to be brought or filed, by or with any Government Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of any of the Company Entities (including any Internal Employee or Temporary Employee), including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment-related matter arising under applicable laws or regulations. There are no currently-pending internal complaints or investigations regarding any of the foregoing.

(d) No Management Employee or any of their respective direct reports has provided verbal or written notice and no other Internal Employee has provided written notice to any of the Company Entities of his or her intent to terminate his or her employment with any Company Entity. To the Knowledge of the Company Entities, no officer or other key Internal Employee intends to terminate their employment with the Business prior to or following the Closing. None of the Company Entities or any of their Related Parties has taken any action which was calculated to dissuade any present Internal Employees, Temporary Employees, representatives or agents of any of the Company Entities from continuing their employment with the Business following the Closing.

(e) None of the Company Entities is a party to any Contract, and no Company Entity has established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for the Company upon termination of such services.

(f) Each of the Company Entities (i) is and has been in compliance in all respects with applicable Legal Requirements with respect to employment, employment practices, terms and conditions of employment, worker classification, prohibited discrimination (including without limitation employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, hiring, promotion and termination of employees), equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, working conditions, workers’ compensation, leaves of absence, paid family leave, mandatory short-term disability insurant, unemployment insurance, privacy, wages (including overtime wages), compensation and hours of work, hiring, promotion and termination of employees; (ii) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to the Internal Employees and Temporary Employees, including any severance payments to former employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) is not liable for any payment to any trust or other fund governed or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for the Internal Employees and Temporary Employees (other than routine payments to be made in the normal course of business and consistent with past practices); (v) except as set forth on Schedule 6.16(f) of the Disclosure Schedules, has no leased employees; and (vi) has no independent contractors who have provided services to such Company Entity for a period of six (6) consecutive months or longer. To the Knowledge of the Company Entities, Employer’s HR is in compliance in all respects with all applicable Legal Requirements with respect to Tax withholding for all Internal Employees and Temporary Employees.

(g) Each of the Company Entities has properly classified all individuals who perform services for such Company Entity as an employee or independent contractor and as exempt or non-exempt, and there is no Action pending or, to the Knowledge of the Company Entities, threatened that challenges such classifications.

(h) Each of the Company Entities is employing individuals who are lawfully permitted to work in the United States. Each of the Company Entities is in compliance in all material respects with all applicable Legal Requirements of the United States regarding immigration and/or employment of non- citizen workers. Since January 1, 2020, none of the Company Entities has been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”) or other federal agency charged with administration and enforcement of federal immigration laws concerning it, and none of the Company Entities has received any “no match” notices from ICE, the Social Security Administration or the IRS within the preceding twelve (12) months. Schedule 6.16(a) of the Disclosure Schedules lists all foreign national individuals who are presently working or were hired at any time during the preceding twelve (12) months subject to a work permit or visa, including the type of visa or work permit and the expiration date thereof.

(i) None of the Company Entities has laid off any employees within twelve (12) months of the Closing Date, nor have any or all of the Company Entities been affected by any transaction or engaged in any employment terminations sufficient in number to trigger application of the WARN Act, or any similar state or local law in connection with any of the transactions contemplated hereby.

(j) To the Knowledge of the Company Entities, no current Internal Employee or Temporary Employee is bound by any Contract that purports to limit the ability of such employee (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to any Company Entity or to any other Person any rights to any invention, improvement, or discovery. To the Knowledge of the Company Entities, no former or current Internal Employee or Temporary Employee is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of SeqLL to conduct the business as heretofore carried on by any of the Company Entities.

(k) The employment of the Company’s Internal Employees and the Temporary Employees is terminable at will without cost to the Company Entities except for payments required under the Employee Plans and the payment of accrued salaries or wages and vacation pay, to the extent required by Company policy or law, with respect to the Internal Employees.

(l) Each of the Company Entities has paid or properly accrued in the Ordinary Course of Business all wages, overtime pay, bonuses, and other compensation due to the Internal Employees and the Temporary Employees, including without limitation, and except as set forth in Schedule 6.16(l) of the Disclosure Schedules, all vacations or vacation pay, holidays or holiday pay and sick days or sick pay.

6.17 Litigation and Claims. Schedule 6.17 of the Disclosure Schedules sets forth all Actions (including any Action before any Governmental Authority) pending or, to the Knowledge of the Company Entities, threatened (a) against any of the Company Entities or that otherwise relates to or could materially affect the Business, or its operations or the Internal Employees or Temporary Employees or (b) with respect to or that could have the effect of preventing, delaying, imposing limitations or conditions on or otherwise interfering with the consummation of the Contemplated Transactions. None of the Company Entities is a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) that has a Material Adverse Effect on the Business or any Company Entity’s operations, assets or Internal Employees or Temporary Employees. Except as set forth in Schedule 6.17 of the Disclosure Schedules, all Actions listed (or which are required to be listed) in Schedule 6.17 of the Disclosure Schedules are fully covered by insurance policies, subject to such deductibles as are set forth in Schedule 6.17 of the Disclosure Schedules and in all instances subject to the Indemnification provisions of Article IX. There is no pending Action by any Company Entity, any Seller or any of their respective Related Parties that, if found against such Company Entity, Seller or their respective Related Parties, would be reasonably expected to have a Material Adverse Effect on the Business or any of the Company Entities’ operations, assets or employees, and during the past three (3) years, to the Knowledge of the Company Entities, none of the Company Entities, the Sellers or their respective Related Parties has threatened any such Action against any Third Party.

6.18 Compliance with Laws.

(a) Except as set forth on Schedule 6.18(a) of the Disclosure Schedules, each of the Company Entities is and has been during the preceding three (3) years in material compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its respective assets.

(b) Except as set forth on Schedule 6.18(b) of the Disclosure Schedules, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by any Company Entity of, or a material failure on the part of such Company Entity to comply with, any Legal Requirement or (ii) may give rise to any obligation on the part of any Company Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c) Except as set forth on Schedule 6.18(c) of the Disclosure Schedules, no Company Entity has received or failed to address any written notice or Order from any Governmental Authority regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (ii) any actual, alleged, possible or potential obligation on the part of such Company Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

6.19 Permits.

(a) Schedule 6.19(a) of the Disclosure Schedules contains a true and correct list of, and each Company Entity possesses, all material Permits which are required in order for the Company Entities to conduct the Business as presently conducted, including all Permits required pursuant to the Contracts to which such Company Entity is a party.

(b) Except as set forth in Schedule 6.19(b) of the Disclosure Schedules:

(i) each Permit is valid and in full force and effect;

(ii) each Company Entity is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Permit;

(iii) no Action to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to the Knowledge of the Company Entities, threatened, including in connection with the consummation of the Contemplated Transactions. No administrative or governmental Action has been taken, or, to the Knowledge of the Company Entities, threatened, in connection with the expiration, continuance or renewal of any Permit set forth (or required to be set forth) on Section 6.19(a) of the Disclosure Schedules and, to the Knowledge of the Company Entities, there is no valid basis for any such Action other than the transactions contemplated herein;

(iv) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit;

(v) no Company Entity has received any notice, Order or other communication (whether oral or written) from any Governmental Authority regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit;

(vi) all applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authority;

(vii) the Permits collectively constitute all of the Permits necessary to permit the Company Entities to lawfully conduct and operate the Business in the manner in which the Company Entities currently conduct and operate the Business and to permit the Company Entities to own and use their respective assets in the manner in which they currently own and use such assets;

(viii) each such Permit can be renewed in the Ordinary Course of Business; and

(ix) there are no circumstances that could reasonably be expected to result in a failure of, or material delay in, the issuance of any Permit for which an application of any Company Entity is pending.

6.20 Environmental Matters. Each Company Entity is, and has been, in compliance with all applicable Environmental Laws. The Company Entities possess, and are in compliance with, all Environmental Permits which are required under applicable Environmental Laws for the operation of the Business. There are no, and there have not been, any Environmental Claims pending or, to the Knowledge of the Company Entities, threatened against any Company Entity, nor is there any basis for any such Environmental Claims. No Internal Employee or Temporary Employee or other Person has been exposed to Hazardous Materials which exposure could be the basis of any Environmental Claim or other claim against or liability of any Company Entity. No Company Entity has received any communication alleging that it is not (or was not) in compliance with, or has liability or potential liability under, any applicable Environmental Laws or Environmental Permits. There are no and have not been any Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about the Leased Real Property or any other real property or personal property owned, leased, operated or used by any Company Entity or at which any Company Entity has performed services, nor has there been any Release of any Hazardous Materials therefrom, in violation of, or which could be the basis of liability or obligation under, Environmental Laws. No Company Entity has received any notice or request for information from any Person (a) of potential or actual liability for cleanup or environmental remediation thereof or (b) under or relating to CERCLA or any comparable state or local law. No capital improvements are necessary for the Company Entities to continue to operate the Business in compliance with Environmental Law, and the Company Entities do not maintain reserves under GAAP for environmental matters, liabilities or potential liabilities.

6.21 Real Estate.

(a) None of the Company Entities owns any Real Property.

(b) Schedule 6.21(b) of the Disclosure Schedules sets forth a complete and correct list of all Real Property in which any of the Company Entities has a leasehold or subleasehold interest, or other right to use or occupy (such Real Property is herein referred to as the “Leased Real Property”), including the address of all the Leased Real Property and the owner(s) of the Leased Real Property. The Company has Made Available to SeqLL a complete and correct copy of each Lease or other Contract (or, in the case of any oral Lease or Contract, a written description thereof) pertaining to any of the Leased Real Property, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto (collectively, the “Company Entity Leases”) all of which are identified on Schedule 6.21(b) of the Disclosures Schedule. Each of the Company Entity Leases is legal, valid, binding, enforceable and in full force and effect in accordance with the terms thereof, except to the extent that such enforceability may be limited by the General Enforceability Exceptions. All conditions precedent to the enforceability of each Company Entity Lease has been satisfied and there is no Breach or default, nor state of facts which, with the passage of time, notice or otherwise, would result in a Breach or default (i) on the part of or by any Company Entity, or permit the termination, modification or acceleration of rent by the lessor thereunder, or (ii) on the part of the lessor thereunder.

(c) Assuming good title in the landlord, each Company Entity holds a valid, binding and enforceable leasehold interest in its applicable Leased Real Property, in each case free and clear of all Encumbrances. Except as set forth on Schedule 6.21(c) of the Disclosure Schedules, the Leased Real Property constitutes all of the Real Property currently used or occupied by the Company Entities in connection with or related to the Business, and the buildings and improvements thereon are in good condition and repair, normal wear and tear excepted. Such Leased Real Property, and the premises located thereon occupied by the Company Entities, is sufficient for the business and operational use requirements of the Business, and the Company Entities enjoy peaceful and undisturbed possession of the Leased Real Property sufficient for the current business and operational use requirements of the Business.

(d) Except as set forth on Schedule 6.21(d) of the Disclosure Schedules, no Company Entity is a lessor under, or otherwise a party to, any lease, sublease, license, assignment, encumbrance, hypothecation or concession pursuant to which such Company Entity has granted to any Person the right to use or occupy all or any portion of the Leased Real Property.

(e) No Company Entity has received any notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on any Leased Real Property or any part or component thereof that could adversely affect the insurability of any Leased Real Property or cause any increase in the premiums for insurance for any Leased Real Property and that have not been cured or repaired. Each Company Entity currently maintains insurance for the Leased Real Property in compliance with all Company Entity Leases.

(f) None of the Company Entities has received any notice of violation of any Real Property Law and, to the Knowledge of the Company Entities, there is no basis for the issuance of any such notice or the taking of any action for such violation with respect to any Leased Real Property.

6.22 Intellectual Property; IT Assets; Data Privacy.

(a) Schedule 6.22(a)(i) of the Disclosure Schedules contains a complete list of (i) all Registered Intellectual Property and (ii) other material Company Intellectual Property. The Company Intellectual Property listed on Schedule 6.22(a)(i) of the Disclosure Schedules constitutes all of the Intellectual Property necessary for the operation of the Business as it is currently conducted. Each Person listed in Schedule 6.22(a)(i) of the Disclosure Schedules is the owner or licensee of all right, title and interest in and to each of the Company Intellectual Property items listed for it therein, free and clear of all Encumbrances, and has the right to use all of the Company Intellectual Property without payment to a Third Party, other than with respect to licenses listed on Schedule 6.22(a)(ii) of the Disclosure Schedules. The use of the Company Intellectual Property does not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property rights of any Third Party. The Company Entities have taken all actions reasonably necessary to maintain and protect all of the Registered Intellectual Property held by them, including payment of applicable maintenance fees and filing of applicable required filings as and when required with the appropriate Governmental Authority. No action must be taken within sixty (60) days after the Closing Date with respect to any of the Company Intellectual Property to protect or maintain SeqLL’s ownership and/or rights with respect thereto. None of the Company Intellectual Property is or has been adjudged by a Governmental Authority to be invalid or unenforceable in whole or part. The consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber, impair or extinguish any rights in any material Company Intellectual Property, or (ii) result in the creation of any Encumbrance with respect to any of the Company Intellectual Property.

(b) Except as set forth in Schedule 6.22(b) of the Disclosure Schedules, no Person, other than the Company Entities, possesses any ownership or other interest with respect to any Company Intellectual Property or any current or contingent rights to sublicense, sell or otherwise distribute products or services utilizing any Company Intellectual Property.

(c) To the Company’s Knowledge, none of the Company Entities, nor their conduct of the Business, has materially interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any Third Party, and no Company Entity has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Company Entities, no Third Party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Intellectual Property. No Action is pending or, to the Knowledge of the Company Entities, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company or by any product or service made, used, sold or otherwise provided by any of them, or (ii) challenging the scope, ownership, validity, or enforceability of any Intellectual Property owned or used by the Company.

(d) The Company Entities have taken all reasonable precautions to protect the secrecy, confidentiality and value of all trade secrets forming part of the Company Intellectual Property. None of the Company Entities has made any of its respective trade secrets or other confidential or proprietary information available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials. The Company Entities have good title to and an absolute right to use the trade secrets forming part of the Company Intellectual Property, as well as all other material Company Intellectual Property purported to be owned by them. The trade secrets forming part of the Company Intellectual Property are not part of the public knowledge or literature and, to the Knowledge of the Company Entities, have not been used, divulged or appropriated either for the benefit of any Person (other than the Company Entities) or to the detriment of the Company Entities. No Company Intellectual Property is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(e) Except as set forth in Schedule 6.22(e) of the Disclosure Schedules, the Company Entities have obtained from all Persons (including employees and current or former consultants and subcontractors) who have created or developed any portion of, or otherwise who would have any rights in or to, any Company Intellectual Property purported to be owned by them, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company, or other agreements or written documentation which assign to and vest in the Company the exclusive ownership of such work, invention, improvement or other rights. The Company has delivered or Made Available to SeqLL copies of the standard forms of such assignments, agreements or other written documentation used by the Company Entities. None of such agreements (including any agreement for the performance of professional services by or on the behalf of the Company Entities) confers upon any Person other than the Company Entities any ownership interest, exclusive license or other right with respect to any Company Intellectual Property in connection with such agreement.

(f) The IT assets of the Company Entities operate and perform in all material respects in a manner that permits the Company Entities to conduct the Business as currently conducted and no Person has gained unauthorized access to or otherwise interfered with the operation of any IT asset. In all matters related to the Business, the Company Entities have implemented and followed reasonable security measures including, data backup and disaster recovery processes that are appropriate for businesses that collect, maintain and transfer sensitive health and other personal information.

(g) Each of the Company Entities is in compliance in all material respects with (i) all applicable Laws and Legal Requirements pertaining to (A) data security, cybersecurity, privacy, and (B) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) ((A) and (B) together “Privacy Laws”) (e.g., the FTC Act, the CCPA, and the NY SHIELD Act); (ii) the Payment Card Industry Security Standards set by the PCI Security Standards Council, to the extent that it is subject to same, pursuant to contract or otherwise, and it has validated its compliance with such standards to the extent required by the applicable rules and guidelines issued by card associations; and (iii) all obligations imposed upon any Company Entity in Contracts (or portions thereof) to which it is a Party that are applicable to Data Activities (such obligations collectively, “Privacy Agreements”). Except as set forth in Schedule 6.22(g) of the Disclosure Schedules, the Company Entities do not have any premises, employees or tangible assets, and does not conduct any business activities, in any country other than the United States. The Company Entities have implemented and distributed written privacy and data security policies, including a publicly posted website privacy policy (“Privacy and Data Security Policies”), which are all of the privacy and data security policies that the Company Entities are required to maintain. The Company has Made Available to SeqLL a true, correct, and complete copy of each of said Privacy and Data Security Policies. At all times, the Company Entities have been and they are in compliance in all material respects with all such Privacy and Data Security Policies. None of the execution, delivery, or performance of this Agreement, nor the consummation of any of the Contemplated Transactions, will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws.

(h)           (i) There is no pending, nor has there been since January 1, 2020 any material Actions against the Company initiated by: (x) any Person; (y) the United States Federal Trade Commission, any state attorney general or similar state official; (z) any other Governmental Authority, foreign or domestic; or (iv) any regulatory or self-regulatory entity alleging any violation by or on behalf of the Company of Privacy and Data Security Policies.

(ii) Since January 1, 2020, there has been no material breach of security resulting in unauthorized access, use or disclosure of Personal Data in the possession or control of the Company or, to the Company’s Knowledge, any of its contractors with regard to any Personal Data obtained from or on behalf of the Company, or any material unauthorized intrusions or breaches of security into the Company systems.

(iii) The Company owns or has license to use the Company IT Systems as necessary to operate the business of the Company as currently conducted. To the Company’s Knowledge, none of the Company IT Systems contain any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine that causes the software of any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any unauthorized person.

(iv) The Company has taken organizational, physical, administrative and technical measures required by Privacy Requirements consistent with standards prudent in the industry in which the Company operates to protect (i) the integrity, security and operations of the Company’s information technology systems, and (ii) the confidential data owned by the Company or provided by the Company’s customers, and Personal Data against data security incidents or other misuse. The Company has implemented reasonable procedures, satisfying the requirements of applicable Privacy Laws in all material respects, to detect data security incidents and to protect Personal Data against loss and against unauthorized access, use, modification, disclosure or other misuse.

(v) In connection with each third-party service provider whose services are material to the Company and involve the processing of Personal Data on behalf of the Company, the Company has in accordance with Privacy Laws, since January 1, 2020, entered into valid data processing agreements with any such third party in accordance with applicable Privacy Laws.

(vi) The consummation of any of the transactions contemplated hereby, will not violate any applicable Privacy Agreements.

(vii) There have not been any Actions related to any data security incidents or any violations of any Privacy Requirements that have been asserted in writing against the Company, and, to the Company’s Knowledge, the Company has not received any written correspondence relating to, or written notice of any Actions with respect to, alleged violations by the Company of, Privacy Agreements.

(viii) The Company has not transferred any Personal Data from the European Union or United Kingdom to a jurisdiction outside the European Economic Area or United Kingdom, other than in accordance with Articles 45 and 46(2) of the GDPR.

6.23 Improper Payments. None of the Company Entities or their respective former or current Related Parties or Representatives has: (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office which might subject any Company Entity to any damage or penalty in any civil, criminal or governmental Action; (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose, (c) taken any action, directly or indirectly, that would result in a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption law, or (d) has been or is designated on any list of any United States Governmental Authority, including the Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, the United States Department of Commerce’s (“Commerce”) Denied Persons List, the Commerce Entity List, and the United States Department of State’s Debarred List.

6.24 Brokers. Except as set forth in Schedule 6.24 of the Disclosure Schedules, none of the Company Entities nor any of their respective Related Parties have dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from a Company Entity, the Sellers or SeqLL for arranging the transactions contemplated hereby or introducing the Parties to each other.

6.25 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference prior to the Closing in the Proxy Statement will, when the Proxy Statement is declared effective or when the Proxy Statement is mailed to the SeqLL Shareholders or at the time of the Special Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.26 No Other Representations. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLES V and VIII and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of SeqLL or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledge, represent, warrant and agree that, except for the representations and warranties expressly set forth in ARTICLES VI and VII and in the Ancillary Documents to which it is or will be a party, neither the Company, the Sellers, nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Contemplated Transactions.

Article VII

Representations and Warranties Regarding the Sellers

Except as expressly set forth in the Disclosure Schedules delivered to SeqLL and Atlantic by the Sellers together with, and as part of, this Agreement, each Seller, severally and not jointly, represents and warrants to SeqLL and Atlantic, that the following statements are true and correct with respect to itself on the Agreement Date and as of the Closing:

7.1 Organization; Authority. Such Seller is a limited liability company or corporation, as the case may be, duly formed, validly existing and in good standing under the laws of the state of its formation. Such Seller has the necessary power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held. Such Seller has the requisite right, power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is (or will be) a party, to perform its obligations under this Agreement and such Ancillary Documents, and to consummate the Contemplated Transactions, and such actions have been duly authorized by all necessary limited liability company action or corporate action of such Seller, as the case may be. This Agreement and the Ancillary Documents to which such Seller is (or will be) a party have been, or will be at the Closing, duly executed and delivered by such Seller, and this Agreement and such Ancillary Documents will constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with the terms thereof, except to the extent such enforceability may be limited by the General Enforceability Exceptions.

7.2 Title to Interests; Encumbrances. Such Seller has record and beneficial ownership of the portion of the Interests set forth opposite such Seller’s name in Exhibit A hereto, free and clear of any and all Encumbrances except as set forth in Schedule 7.2 of the Disclosure Schedules; and the Equity Interests held by such Seller constitute all of the Equity Interests in the Company owned beneficially or held of record by such Seller. Except as provided in this Agreement, any Ancillary Document or the Governing Documents of the Company, no Seller is a party to, or bound by, any agreement or instrument affecting or relating to the right to transfer or vote the Equity Interests of the Company.

7.3 Consents; Conflicts.

(a) Except as set forth on Schedule 7.3(a) of the Disclosure Schedules, neither the execution and delivery of this Agreement or any Ancillary Document, nor the consummation of Contemplated Transactions will (with or without notice or lapse of time):

(i) breach (A) any provision of any of the Governing Documents of such Seller, or (B) any resolution adopted by the managers and members of such Seller;

(ii) violate, conflict with or result in a breach of, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under any Law, Legal Requirement or any Order to which such Seller may be subject or by which any of their respective assets may be bound;

(iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by such Seller;

(iv) violate, conflict with or result in a breach of, constitute a default under, give rise to any right of termination, modification, foreclosure, cancellation or acceleration under, or cause any loss of benefit under, any of the terms, conditions or provisions of any material Contract or give to others any rights (including rights of termination, modification, foreclosure, cancellation or acceleration) in or with regard to such Seller or any of its assets, or result in, or require or permit the creation or imposition of any Encumbrance of any nature upon or with regard to such Seller or any of its assets; or

(v) cause to be enforced any existing right of first refusal, right of first offer, right of exclusivity or other like or similar right granted by such Seller or any assets of such Seller.

(b) Except as set forth in Schedule 7.3(b) of the Disclosure Schedules:

(i) neither the execution and delivery of this Agreement or any Ancillary Document, or the consummation of the Contemplated Transactions, will (with or without notice or lapse of time) require any consent under any of the terms, conditions or provisions of any material Contract to which such Seller is a party or by which its assets are bound; and

(ii) no consent of, permit or exemption from, or declaration, filing or registration with, or notice to, any Governmental Authority is required to be made or obtained by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement or any Ancillary Document to which such Seller is a party or the consummation of the Contemplated Transactions, which, if not made or obtained, (A) would result in a violation of any Law or Permit, (B) would result in any liability to SeqLL, or (C) would prohibit the consummation of the Contemplated Transactions.

7.4 Litigation and Claims. No Action is pending or, to the Knowledge of such Seller, has been threatened in writing (or, to the Knowledge of such Seller, threatened verbally or orally) against such Seller with respect to such Seller’s execution, performance and delivery of this Agreement or any Ancillary Document to which such Seller is to be a party or the consummation by such Seller of the Contemplated Transactions. No Action is pending or, to the Knowledge of such Seller, has been threatened in writing (or, to the Knowledge of such Seller, threatened verbally or orally) against such Seller before any arbitrator or court or other Governmental Authority which (a) if adversely determined, would be reasonably likely to result in payments, penalties or fines payable by any Company Entity, or (b) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith.

7.5 Brokers. Except as set forth in Schedule 7.5 of the Disclosure Schedules, such Seller has not, and none of its respective Related Parties have not, dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from the Company, the Sellers or SeqLL for arranging the transactions contemplated hereby or introducing the Parties to each other.

Article VIII

Representations and Warranties Regarding Atlantic and Atlantic Merger Sub

Except as expressly set forth in the Disclosure Schedules delivered to SeqLL by Atlantic together with, and as part of, this Agreement, Atlantic and Atlantic Merger Sub represent and warrant to SeqLL and the Sellers that the following statements are true and correct with respect to Atlantic and Atlantic Merger Sub on the Agreement Date and as of the Closing:

8.1 Organization; Authority. Atlantic is a corporation duly incorporated, validly existing and in good standing, under the Laws of the State of Delaware. Atlantic Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of Atlantic and Atlantic Merger Sub have requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform their respective obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all Ancillary Documents to which Atlantic and Atlantic Merger Sub are or will be a Party have been duly authorized by Atlantic and/or Atlantic Merger Sub as applicable. Required Atlantic Stockholder Approval and approval of the Board of Directors have been obtained. Atlantic and Atlantic Merger Sub have all requisite power and authority to own and lease the properties and assets they currently own and lease and to conduct their activities as currently conducted and as presently contemplated to be conducted. Each of Atlantic and Atlantic Merger Sub is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Atlantic or Atlantic Merger Sub. Schedule 8.1 is a true and complete list of (i) each jurisdiction in which Atlantic and Atlantic Merger Sub are qualified to do business, (ii) every state or foreign jurisdiction in which Atlantic and Atlantic Merger Sub has employees or facilities and (iii) the directors and officers of Atlantic and Atlantic Merger Sub.

8.2 Books and Records. Atlantic has delivered to the Sellers true and complete copies of the Governing Documents of Atlantic and Atlantic Merger Sub. Such Governing Documents are in full force and effect. The minute books of Atlantic and Atlantic Merger Sub contain accurate and complete records of all meetings held by, and actions taken by, the directors and stockholders of Atlantic, and no meeting of any directors or stockholders has been held where material matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books.

8.3 Enforceability. This Agreement and the Ancillary Documents have been duly executed and delivered by Atlantic and Atlantic Merger Sub, as applicable, enforceable against Atlantic and Atlantic Merger, as applicable, in accordance with its terms, except to the extent such enforceability may be limited by the General Enforceability Exceptions.

8.4 Brokers. Atlantic and Atlantic Merger Sub have no liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which the Company and/or the Sellers could become liable or obligated.

8.5 Capitalization. (a) Except as indicated on Schedule 8.5 of the Disclosure Schedules, as at Closing, there shall be no outstanding or authorized subscriptions, options, or warrants, calls, rights, commitments or any other agreements or arrangements of any character obligating Atlantic or Atlantic Merger Sub to issue any capital stock or other Equity Interests, or evidencing the right to subscribe for any capital stock or other Equity Interests of Atlantic Merger Sub except in respect of the Mergers and the Capital Raise. At Closing, all issued and/or outstanding shares of capital stock or other securities of Atlantic and Atlantic Merger Sub shall be issued, sold and delivered in compliance with all applicable Federal and state securities laws and the similar laws of other foreign jurisdictions as may be applicable. No person has, and at Closing no person shall have, any right of first refusal, preemptive right, right of participation, or any similar right to acquire securities of Atlantic or Atlantic Merger Sub. The issuance of the Atlantic Merger Sub Shares as part of the Mergers will not obligate Atlantic and Atlantic Merger Sub to issue shares of Atlantic Merger Sub or other securities to any person and will not result in a right of any holder of Atlantic and Atlantic Merger Sub’s securities to adjust the exercise, conversion, exchange or reset price under such securities. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of Atlantic Merger Sub Shares; and (b) the Equity Interests of Atlantic Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Atlantic or Atlantic Merger Sub is a party or bound. All of the outstanding Equity Interests of Atlantic Merger Sub are owned directly by Atlantic free and clear and clear of all Encumbrances (other than transfer restrictions under applicable Federal Securities Laws). As of the date of this Agreement, Atlantic has no Subsidiaries other than Atlantic Merger Sub and does not own, directly or indirectly, any Equity Interests in any Person other than Atlantic Merger Sub.

8.6 Transactions with Affiliates. Schedule 8.6 of the Disclosure Schedules sets forth all Contracts between (a) Atlantic, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equity holder or Affiliate of Atlantic or any family member of the forgoing Persons, on the other hand (each Person identified in this clause (b), an “Atlantic Related Party”), other than (i) Contracts with respect to an Atlantic Related Party’s employment with, or the provision of services to, Atlantic entered into in the Ordinary Course of Business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Schedule 8.6 or entered into in accordance with Schedule 8.6. No Atlantic Related Party (A) owns any interest in any material asset used in the business of Atlantic, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, lender, partner, customer, lessor, lessee or other material business relation of Atlantic or (C) owes any material amount to, or is owed any material amount by, Atlantic.

8.7 Litigation. There is (and since its incorporation) there has been no Action pending or, to Atlantic’s and Atlantic Merger Sub’s Knowledge, threatened against Atlantic and Atlantic Merger Sub that, if adversely decided or resolved, would have a Material Adverse Effect on Atlantic and Atlantic Merger Sub, taken as a whole. Neither Atlantic or Atlantic Merger Sub nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Actions by Atlantic or Atlantic Merger Sub pending against any other Person.

8.8 Compliance with Applicable Legal Requirements.

(a) Atlantic and Atlantic Merger Sub have complied and are in compliance with all material Legal Requirements applicable to them and to their assets, properties, operations and business. Atlantic or Atlantic Merger Sub has not received any written notice from any Governmental Authority to the effect, or otherwise been advised, that it is not in compliance with any such Legal Requirements, and Atlantic has no Knowledge that any existing circumstances are likely to result in an Action for a violation of any such Legal Requirement. To the Knowledge of Atlantic, no investigation or review by any Governmental Authority with respect to Atlantic or Atlantic Merger Sub, or their promoters, stockholders, affiliates, directors, officers, consultants, employees, agents or other representatives is pending or, to the Knowledge of Atlantic threatened, nor has any Governmental Authority given Atlantic written notice of its intention to conduct the same.

(b) Except as set forth on Schedule 8.8(b) of the Disclosure Schedules, there is no Contract or Judgment binding upon Atlantic or Atlantic Merger Sub which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Atlantic or Atlantic Merger Sub, any acquisition of property (tangible or intangible) by Atlantic or Atlantic Merger Sub, the conduct of business by Atlantic or Atlantic Merger Sub, or otherwise limiting the freedom of Atlantic or Atlantic Merger Sub to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, Atlantic or Atlantic Merger Sub has not entered into any Contract under which it is restricted from selling, licensing, manufacturing or otherwise distributing any products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

(c) Without limiting any provision of this Agreement: (i) neither Atlantic nor Atlantic Merger Sub, nor, to the Knowledge of Atlantic, any officer, manager, agent, employee or other Person associated with or acting on behalf of Atlantic or Atlantic Merger Sub has, directly or indirectly (a) paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person, government official or other party that is illegal or improper under any applicable Legal Requirement, (b) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (c) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns, (d) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (15 United States Code Section 78dd-1, et seq.), as amended, or any applicable Legal Requirement of similar effect, (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to any other Person or (f) established or maintained any fund that has not been recorded in the books and records of Atlantic and Atlantic Merger Sub, or (ii) Atlantic and Atlantic Merger Sub have complied and are in compliance with applicable provisions of the United States export and sanctions laws, and regulations implemented thereunder, including the Arms Export Control Act (22 United States Code Section 2751 et seq.), as amended, the Export Administration Act (50 United States Code Section 2401 et seq.), as amended, the International Emergency Economic Powers Act (50 United States Code Section 17091 et seq.), as amended, and the various sanctions regulations administered by the Office of Foreign Assets Control of the Department of the Treasury of the United States, as amended. Without limiting the foregoing, Atlantic and Atlantic Merger Sub have not made any investments or performed any Contracts in, or involving a Person from, Cuba, Iran, Sudan, Syria or Burma (Myanmar).

(d) Atlantic and Atlantic Merger Sub are not in violation of any applicable Legal Requirements relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, applicable Legal Requirements comprising or implementing the Bank Secrecy Act and applicable Legal Requirements administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Legal Requirements may from time to time be amended, renewed, extended, or replaced) (collectively, “Anti-Terrorism Law”) and has not engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(e) To the Knowledge of Atlantic, neither Atlantic nor Atlantic Merger Sub nor any of their agents acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereby is any of the following (each a “Blocked Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224: (iii) a Person with which the Company is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a Person listed above.

(f) To the Knowledge of Atlantic, neither Atlantic nor Atlantic Merger Sub nor any of their agents acting in any capacity in connection with this Agreement or the transactions contemplated hereby (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

8.9 Atlantic Merger Sub Activities. Atlantic Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the Contemplated Transactions and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or the negotiation, preparation or execution of this Agreement and any Ancillary Documents, the performance of its covenants or agreements in this Agreement and any Ancillary Document or the consummation of the Contemplated Transactions. Purchaser Sub does not have any Indebtedness.

8.10 Financial Statements. Atlantic has not commenced commercial operations, exclusive of conducting a private placement and the Contemplated Transactions and there are no financial statements for Atlantic or Atlantic Merger Sub.

8.11 No Undisclosed Liabilities. Atlantic has no material liabilities except for the liabilities set forth in Schedule 8.11 of the Disclosure Schedules.

8.12 Investigation; No Other Representations.

(a) Atlantic, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and the Business as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, Atlantic has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLE VI and ARTICLE VII and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and Atlantic, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in ARTICLES VI and VII and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Contemplated Transactions.

8.13 Absence of Certain Changes or Events. Atlantic has conducted its business only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting Atlantic which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Atlantic.

8.14 Material Contracts. Schedule 8.14 of the Disclosure Schedules lists all of the Contracts of the following nature to which Atlantic is a party or any of its properties or assets is bound (the “Atlantic Material Contracts”):

(a)           (i) each Contract with a Significant Customer, Significant Supplier and each other Contract that involves performance of services or delivery of goods or materials by Atlantic;

(ii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Atlantic in excess of $100,000;

(iii) each Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (excepting personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with a term of less than one (1) year);

(iv) each Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(v) each partnership, joint venture or other Contract involving a sharing of profits, losses, costs or liabilities by Atlantic with any other Person;

(vi) each Contract containing covenants that in any way purport to restrict Atlantic’s (A) business activity, (B) freedom to engage in any line of business or to compete with any Person, including any Contracts requiring Atlantic to maintain an exclusive relationship or requiring Atlantic to not to compete or to not to solicit in any manner, (C) ability to increase prices to a customer of the Business, or (D) operation of the Business;

(vii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods in the Ordinary Course of Business;

(viii) each power of attorney (or similar grant of authority) of Atlantic that is currently effective and outstanding;

(ix) each Contract that contains or provides for an express undertaking by Atlantic to be responsible for consequential damages or indemnification obligations;

(x) each Contract for capital expenditures in excess of $100,000 for any item or $250,000 in the aggregate;

(xi) each executive employment Contract that provides for employment of senior executives or management personnel by Atlantic on a full-time, part-time or other basis;

(xii) each Contract for any independent contractor or consultant providing services to Atlantic;

(xiii) each written warranty, guaranty or other similar undertaking with respect to contractual performance executed by Atlantic other than in the Ordinary Course of Business;

(xiv) any Contract relating to the acquisition or disposition, directly or indirectly, of any business, Real Property or other assets, or the Equity Interests of any other Person;

(xv) any Contract relating to Indebtedness, the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including, without limitation, all notes, mortgages, indentures and other obligations, guarantees of performance, letters of credit, advances, and agreements and instruments for or relating to any lending or borrowing;

(xvi) any Contract under which the execution and delivery of this Agreement or any Ancillary Document may cause a default, give rise to any right of termination, cancellation or acceleration, or require any Consent;

(xvii) any Contract involving the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities;

(xviii) any management service, consulting, financial advisory or any other similar type Contract and all Contracts with investment or commercial banks;

(xix) any Contract with any Related Parties;

(xx) any Contract involving any ownership, right to use, use, infringement or any claim, liability or obligation with respect to any Intellectual Property;

(xxi) any other material Contract of Atlantic, whether or not entered into in the Ordinary Course of Business, which shall include, without limitation, any Contract that requires payment by Atlantic in excess of $100,000 in any twelve (12) month period that cannot be terminated on less than ninety (90) days’ notice without the payment of any termination fee, premium or penalty; and

(xxii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b) Atlantic is not in material breach or default under the terms of any Atlantic Material Contract and, to the Knowledge of Atlantic, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a material breach or default by Atlantic, nor has Atlantic received any written notice of any breach or default or alleged breach of default under any Atlantic Material Contract. To the Knowledge of Atlantic, no other party to any Atlantic Material Contract is in breach or default under the terms thereof, and, to the Knowledge of Atlantic, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor has Atlantic received any written notice of any breach or default by any such party. The Atlantic Material Contracts are in full force and effect and are valid and binding obligations of Atlantic and, to the knowledge of Atlantic, the other parties thereto. Atlantic has not received any written notice from any other party to an Atlantic Material Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor, to the Knowledge of Atlantic, is there any basis therefor. Except as provided on Schedule 8.20 of the Disclosure Schedules, no consent of, or notice to, any third party is required under any Atlantic Material Contract as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any Atlantic Material Contract will be affected in any manner by the execution, delivery and performance of this Agreement, or the transactions contemplated hereby.

8.15 Atlantic Subsidiaries. Except as to Atlantic Merger Sub and Atlantic Holdings Grp LLC, at Closing, Atlantic shall not own, directly or indirectly, any of the stock or equity interests in any corporation, partnership, joint venture, limited liability company, trust or other legal entity. Except as to Atlantic Merger Sub and, as set forth on Schedule 8.15 of the Disclosure Schedules, at Closing, Atlantic shall not own (and have never in the past owned) any equity, partnership, membership, or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity, partnership, membership or similar interest in, any Person, and is not under any obligation to form or participate in, provide funds to, or make any loan, capital contribution or other investment in, any Person.

8.16 No Conflicts; Required Consents; No Violations. Except as described on Schedule 8.16 of the Disclosure Schedules, the execution and delivery by Atlantic and Atlantic Merger Sub of this Agreement and any Ancillary Agreements do not, and the consummation of the Contemplated Transactions will not: (i) conflict with or violate any provision of the Governing Documents of Atlantic or Atlantic Merger Sub; (ii) violate any provision of any Legal Requirements; or (iii) conflict with, violate, result in a breach of, constitute a default under (determined without regard to requirements of notice or lapse of time, or both) or accelerate or permit the acceleration of the performance required by, any material Contract to which Atlantic or Atlantic Merger Sub is a party or by which Atlantic or Atlantic Merger Sub or the assets or properties owned or leased by either of them Atlantic are bound or affected; or (iv) violate, or constitute a breach under, any Order or applicable Law to which Atlantic or Atlantic Merger Sub or any of their properties or assets are bound or (v) result in the creation of any Encumbrance upon any of the assets or properties (other than any Permitted Encumbrances) or Atlantic shares, except in the case of any of clauses (i) through (v) above, as would not have a Material Adverse Effect on Atlantic or Atlantic Merger Sub. Except as described on Schedule 8.16 of the Disclosure Schedules, the execution and delivery by Atlantic and Atlantic Merger Sub of this Agreement and any Ancillary Agreements do not, and the consummation of the Contemplated Transactions will not require any Consent of, or designation declaration or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person, except for, (i) filing of the Certificates of Merger, (ii) the approvals and consents to be obtained by Atlantic Merger Sub to effect the Mergers, (iii) the approval of the shareholders of Atlantic Shareholders necessary to consummate the Contemplated Transactions or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have any Material Adverse Effect on Atlantic or Atlantic Merger Sub.

8.17 Intellectual Property. The representations and warranties set forth on Schedule 8.17 of the Disclosure Schedules are the sole and exclusive representations and warranties of Atlantic with respect to Intellectual Property Rights and any actual or alleged infringement by Atlantic or the conduct of the Business of the Intellectual Property Rights of any Person as set forth on Schedule 8.17 of the Disclosure Schedules.

8.18 Information Supplied. None of the Information supplied or to be supplied by or on behalf of either Atlantic or Atlantic Merger Sub expressly for inclusion or incorporation by reference prior to the Closing in the Proxy Statement will, when the Registration Statement is declared effective, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

8.19 Tax Status of Atlantic Merger Sub. Atlantic Merger Sub is disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3(b)(1)(ii).

Article IX

Indemnification

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements set forth in this Agreement and the Ancillary Documents as to Sellers and Atlantic, but not SeqLL, shall survive for twelve (12) months from the Closing Date (the “Survival Period”) except for such covenants and agreements expressly agreed hereto to be performed or completed after the Closing Date, including, but not limited to, those to be performed by SeqLL. Notwithstanding the foregoing, no Party shall be entitled to recover for any Damages pursuant to Section 9.2 or Section 9.4 unless a Claim Notice (as defined herein below) with respect to any claim is delivered to the Indemnifying Party thereunder pursuant to this ARTICLE IX in advance of the expiration of the Survival Period. The liability for such claim will continue until such claim is fully resolved. Notwithstanding anything to the contrary herein, this Section 9.1 shall not limit any claim or recovery available to any Party under any insurance policy applicable to any such Party or the transactions contemplated by this Agreement.

9.2 Claw back of Escrow Shares.

(a) Subject to the provisions of this ARTICLE IX, the Escrow Shares will be held in an Escrow Account pursuant to the Escrow Agreement, the form of which is attached hereto as Exhibit C. The Parties acknowledge and agree that SeqLL’s and Atlantic’s (including Atlantic Shareholders) sole and exclusive remedies and recourse in connection with Damages related to Sections 9.2(a)(i)-(ii) shall be through the redemption, adjustment and cancellation of the Escrow Shares in whole or in part (such redemption, adjustment or cancellation, the “Stock Consideration Adjustment”) to offset any Damages based upon, resulting from or related to:

(i) any Breach of any representation or warranty made by the Company or by any of the Sellers regarding the Company in this Agreement or in any Ancillary Document; and

(ii) any Breach of any covenant or obligation of the Company in this Agreement or in any Ancillary Document.

(b) The aggregate number of Escrow Shares to be clawed back or redeemed by SeqLL pursuant to Section 9.2(a), and thereby released from the Escrow Account, shall equal and not exceed the quotient obtained by dividing Damages (as determined on the basis of, and as may be limited by, this Article IX) by the Public Offering Price.

(c) For avoidance of doubt, the Sellers’ liabilities under this ARTICLE IX shall (i) be limited to the Stock Consideration Adjustment with respect to Escrow Shares under the Escrow Agreement, and (ii) not exceed the aggregate amount of the Escrow Shares and there shall be no recourse of any kind against any other consideration or compensation paid or payable to the Sellers. Notwithstanding anything to the contrary, no Stock Consideration Adjustment may be taken with respect to Damages actually recovered from insurance or compensation from other sources (including, without limitation, worker’s compensation coverages) so as to avoid duplication or “double counting” of the same Damages.

9.3 [Reserved]

9.4 Indemnification by Atlantic. Subject to the provisions of this ARTICLE IX, from and after the Closing, Atlantic will, severally and not jointly, indemnify and hold Sellers, SeqLL, and their Related Parties and permitted assigns (collectively, the “Seller/SeqLL Indemnified Parties”) harmless from and against, and pay to the applicable Seller/SeqLL Indemnified Parties the amount of, any Damages based upon, resulting from or related to:

(a) any Breach of any representation or warranty made by Atlantic in this Agreement or in any Ancillary Document;

(b) the Breach of any covenant or obligation of Atlantic in this Agreement or in any Ancillary Document; and

(c) any claim or assertion for broker’s or finder’s fees or expenses arising out of the Contemplated Transactions or this Agreement by any Person claiming to have been engaged by Atlantic or its Related Parties.

Any claim or recovery available from SeqLL shall be limited to coverage under its existing Directors and Officers liability insurance policy in effect at the time of the Closing or under any subsequent insurance policy.

9.5 Indemnification Procedures.

(a) Subject to Section 9.1, any claim or demand by a Party under this Article IX (an “Indemnified Party”) in respect of payment that may be brought under Section 9.2 or Section 9.4, as the case may be (such claim or demand, a “Direct Claim”) shall be asserted by the Indemnified Party giving the Party against whom such claim or demand is made (the “Indemnifying Party”) reasonably prompt written notice thereof (each, a “Claim Notice”), setting forth in reasonable detail the nature of the claim. Without limiting Section 9.1 of this Agreement, the failure of an Indemnified Party to reasonably promptly provide a Claim Notice of any Direct Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that the Indemnifying Party is actually and materially prejudiced as a result of such failure. The Indemnifying Party shall have thirty (30) days after its receipt of such Claim Notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed to such claim and the Indemnifying Party’s obligation, subject to any limitation contained in this Agreement, to indemnify the Indemnified Party for the full amount of all Damages related to or resulting therefrom.

(b) In the event that any Action shall be instituted or that any claim or demand shall be asserted by any third Party in respect of which payment may be sought under Section 9.2 or Section 9.4, (a “Third-Party Claim”), subject to Section 9.1, such Indemnified Party shall give notice to the Indemnifying Party of the assertion of such Third Party Claim no later than thirty (30) days after receipt of such notice; provided, that the failure to notify the Indemnifying Party within such time period will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice in a timely manner (and then only to the extent of such prejudice). If an Indemnified Party gives notice to the Indemnifying Party pursuant to this Section 9.5(b) of the assertion of a Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a Person against whom the Third Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim), to assume the defense of such Third Party Claim with counsel satisfactory to the Indemnified Person. If the Indemnifying Party assumes the defense of a Third Party Claim, no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Person’s Consent unless: (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; (C) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third Party Claims effected without its Consent; and (D) the compromise or settlement includes a complete release of the Indemnified Party with respect to such Third Party Claim. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its Related Parties other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of any Third Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld). With respect to any Third Party Claim subject to indemnification under this Section 9.5(b): (x) both the Indemnified Party and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel; (y) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim; and (z) the Indemnified Party shall be entitled to recover Damages from the Indemnifying Party not received from another Person as set forth in this ARTICLE IX. With respect to any Third Party Claim subject to indemnification under this Section 9.5(b), the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any Party hereto and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

9.6 Certain Indemnification Limitations and Terms.

(a) The aggregate amount of all Damages arising under the indemnification obligations set forth in this ARTICLE IX that has been adjudicated pursuant to a final unappealable order of a court of competent jurisdiction and for which the Sellers shall be liable shall not exceed the Escrow Shares (the “Sellers Liability Cap”), held by the Escrow Agent under the Escrow Agreement and shall be fully and exclusively satisfied by the Stock Consideration Adjustment without any further or additional recourse of any kind.

(b) The liability of any Seller or its Related Party for indemnification hereunder shall in no circumstance exceed an amount equal to such Seller’s or its Related Party’s allocated share of the Sellers Liability Cap based on their respective Escrow Shares.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, exemplary, incidental, consequential, special or indirect Damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any Damages based on any type of multiple.

(d) Notwithstanding anything to the contrary contained in this Agreement, in no event shall SeqLL or its Related Parties be entitled to indemnification pursuant to Section 9.2(a) with respect to any Taxes: (i) resulting from any transaction taken outside of the Ordinary Course of Business at the direction of SeqLL or its Affiliates after the Closing, or (ii) with respect to any taxable period (or portion thereof) beginning after the Closing Date arising in connection with a breach of the representations in Section 6.9 (other than with respect to a breach of the representations in Sections 6.9(b), (g), (k), (m) and (o)).

(e) Each limitation set forth herein may be read and construed together, and is not exclusive of any other limitation set forth herein.

9.7 Calculation of Damages.

(a) No Party shall have any liability to any Indemnified Party under ARTICLE IX until the Indemnified Party shall have incurred, on a cumulative basis, damages exceeding two hundred thousand ($200,000) dollars (the “Deductible”), at which point the Indemnifying Party shall be liable for all damages in excess of the Deductible incurred by the Indemnified Party(ies).

(b) The amount of any Damages for which indemnification is provided under this ARTICLE IX shall be net of any amounts actually recovered by the Indemnified Party under insurance policies (including any representations and warranties insurance policy to which a Company Entity is a beneficiary), or other sources of indemnification. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies (including any representations and warranties insurance policy to which a Company Entity is a beneficiary) or indemnity, contribution or other similar agreements for any Damages prior to seeking indemnification under this Agreement.

(c) All indemnification payments made under this Agreement shall be treated as an adjustment to the Stock Consideration for Tax purposes, except as otherwise required by applicable Law.

Article X

Termination

10.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of SeqLL, Atlantic and the Sellers;

(b) by SeqLL, if there has been a material breach of any of the representations or warranties set forth in ARTICLES VI, VII or VIII or any material breach by the Company, Atlantic or the Sellers of any covenant or agreement on the part of the Company, Atlantic or the Sellers set forth in this Agreement and such failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company or Atlantic, as the case may be, by SeqLL, and (ii) the Termination Date; provided, however, that SeqLL is not then in breach of this Agreement so as to prevent any of the conditions to Closing set forth in Sections 3.8, 3.10, 3.11 and 3.12 from being satisfied;

(c) by either Seller, if there has been a material breach of any representation or warranty set forth in ARTICLES V or VIII or any material breach by SeqLL or Atlantic of any covenant or agreement set forth in this Agreement and the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SeqLL or Atlantic by such Seller and (ii) the Termination Date; provided, however, that neither the Sellers nor the Company is then in breach of this Agreement so as to prevent any of the conditions to Closing set forth in Sections 3.8, 3.9 and 3.12 from being satisfied;

(d) by Atlantic, if there has been a material breach of any representation or warranty set forth in ARTICLES V, VI or VII or any material breach by SeqLL or the Company of any covenant or agreement set forth in this Agreement and the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SeqLL or the Company by Atlantic and (ii) the Termination Date; provided, however, that Atlantic is not then in breach of this Agreement so as to prevent any of the conditions to Closing set forth in Sections 3.8, 3.9, 3.10 and 3.11 from being satisfied;

(e) by SeqLL, Atlantic or either Seller, if the transactions contemplated by this Agreement shall not have been consummated on or prior to July 31, 2023 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to SeqLL if SeqLL’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, (ii) the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to a Seller if such Seller’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; and (iii) the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to any party if such party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(f) by SeqLL, Atlantic or either Seller, if any Governmental Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable;

(g) by SeqLL, Atlantic or either Seller, if the Special Meeting of Stockholders, pursuant to the Proxy Statement described in Section 4.6(a) above, has been held (including any adjournment or postponement thereof) and has concluded, and SeqLL’s stockholders have duly voted and the Required SeqLL Stockholder Approval was not obtained; or

(h) by Atlantic or either Seller, if SeqLL is in breach of Nasdaq rules and regulations or has received a notice from any officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of SeqLL Common Stock on Nasdaq and SeqLL fails to cure and maintain its listing on Nasdaq prior to Closing.

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of this Section 10.2 and ARTICLE XI , each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement dated December 1, 2022 by and between Atlantic and IDC, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 10.1 shall not affect any Liability on the part of any Party for the willful breach of this Agreement by, or any fraud of, such Party.

Article XI

Miscellaneous

11.1 Expenses. Except as provided herein, each Party shall pay its fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of their respective Representatives. Any governmental filing fees required to be paid prior to Closing shall be paid by Atlantic at the time any such payments are required to be remitted. Atlantic shall pay up to $50,000 of SeqLL’s expenses incurred for the preparation of the Proxy Statement and, at Closing, all of SeqLL’s expenses incurred for the preparation and filing of the Registration Statement and any Transfer Taxes.

11.2 Construction and Usage.

(a) The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Sections” refer to the corresponding Sections of this Agreement.

(b) In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (xi) references to “Dollar” or $ means the lawful currency of the United States.

(c) This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

11.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as a Party may designate by notice to the other Parties):

(a) if to SeqLL and Purchaser Sub:

SeqLL Inc.

3 Federal Street

Billerica, MA 01821

Attention: Daniel Jones, Chief Executive Officer

Email: dan@seqll.com

with a copy (which shall not constitute notice) to:

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attention: Eric M. Hellige

Email: ehellige@pryorcash.com

(b) if to Atlantic and Atlantic Merger Sub or the Company after the Closing:

Atlantic Merger Sub

c/o Atlantic Acquisition Corp.

270 Sylvan Avenue, Suite 2230

Englewood Cliffs, NJ 07632

Attention: Christopher Broderick, Chief Operating Officer

Email: cbroderick@atlantic-international.com

with a copy (which shall not constitute notice) to:

Davidoff Hutcher & Citron LLP

605 Third Avenue, 34th Floor

New York, New York 10158

Attention: Elliot H. Lutzker, Esq.

Email: ehl@dhclegal.com

(c) if to Sellers, or to the Company (prior to Closing):

IDC

IDC Technologies, Inc.

920 Hillview Court, Suite 250

Milpitas, CA 95035

Attention: Yogen Malvia, Chief Financial Officer

Email: yogen.malvia@idctechnologies.com

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

111 Broadway, Suite 807

New York, New York 10006

Attention: Joseph M. Lucosky, Esq.

Email: jlucosky@lucbro.com

the Company (prior to Closing)

Lyneer Investments, LLC

133 Franklin Corner Road

Lawrenceville, New Jersey 08618

Lyneer Management

Lyneer Management Holdings, LLC

133 Franklin Corner Road

Lawrenceville, New Jersey 08618

Attn: James S. Radvany and Todd McNulty

Email: jradvany@lyneer.com; tmcnulty@lyneer.com

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP

301 Carnegie Center, Suite 400

Princeton, NJ 08543-5276

Attention: Donald R. Readlinger, Esq.

Email: donald.readlinger@troutman.com

11.4 Jurisdiction; Service of Process. Any Action arising out of or relating to this Agreement or any Contemplated Transaction may be brought in a state or federal court of competent jurisdiction in the State of New York, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court and agrees not to bring any Action arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The Parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Action referred to in the first sentence of this Section 11.4 may be served on any Party anywhere in the world.

11.5 Enforcement of Agreement. Each Party acknowledges and agrees that the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, it may be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

11.6 Waiver, Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between the Parties and any of their Related Parties) and constitutes (along with the schedules, exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties hereto.

11.8 Disclosure Schedule. The representations and warranties contained in ARTICLES V -VIII are qualified by reference to the Disclosure Schedules of the respective Parties attached to this Agreement (collectively, the “Disclosure Schedule”). The Parties agree that the Disclosure Schedules constitute (a) exceptions to particular representations, warranties, covenants and obligations of such Seller and the Company, as set forth in this Agreement, or (b) descriptions or lists of other items referred to in this Agreement. Inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to any Party or, or the Business. The Parties acknowledge that headings have been inserted on the individual schedules included in the Disclosure Schedules for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of the Agreement or the Disclosure Schedule.

11.9 Assignments, Successors and No Third Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties; provided, that SeqLL may assign its rights hereunder to Purchaser Sub and/or collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment in violation of this Section 11.9 shall be void ab initio. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.9.

11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Contemplated Transactions, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

11.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as otherwise provided in this Agreement, express or implied, nothing is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

11.13 Extension; Waiver. The Company (prior to the Closing) may (a) extend the time for the performance of any of the obligations or other acts of SeqLL or Atlantic set forth herein, (b) waive any inaccuracies in the representations and warranties of SeqLL or Atlantic set forth herein or (c) waive compliance by SeqLL or Atlantic with any of the agreements or conditions set forth herein. SeqLL or Atlantic may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

11.14 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.15 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by electronic mail in PDF format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by electronic mail in PDF or Docusign formats shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Reorganization on the date first above written.

PURCHASER:

SeqLL INC., a Delaware corporation

By:	/s/ Daniel Jones
Daniel Jones, Chief Executive Officer

PURCHASER SUB:

SEQLL MERGER LLC, a Delaware limited liability company

By:	/s/ Daniel Jones
Daniel Jones, Managing Member

ATLANTIC ACQUISITION CORP., a Delaware corporation

By:	/s/ Jeffrey Jagid
Jeffrey Jagid, Chief Executive Officer

ATLANTIC MERGER, LLC,
a Delaware limited liability company

By:	/s/ Jeffrey Jagid
Jeffrey Jagid, Managing Member

COMPANY:

LYNEER INVESTMENTS, LLC, a Delaware limited
liability company

By:	/s/ Prateek Gattani
Prateek Gattani, Manager

SELLERS:

IDC TECHNOLOGIES, INC., a California corporation

By:	/s/ Prateek Gattani
Prateek Gattani, Chief Executive Officer

LYNEER MANAGEMENT HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ James S. Radvany
James S. Radvany, Manager

SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION

ANNEX A

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth below.

“Action” means any litigation, suit, action, proceeding, claim, indemnification claim (under contract or otherwise), demand, complaint, grievance, investigation (including a Tax audit), hearing, audit, order, decree, injunction, judgment, ruling, directive, charge, award, arbitration, mediation or otherwise, including those commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” and “Affiliates,” with respect to any Person, means any Person or Persons which, directly or indirectly, control(s) or is or are controlled by that Person, or is or are under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Document” or “Ancillary Documents” means any one or more of the agreements, documents, certificates and instruments being delivered pursuant to this Agreement, including, without limitation, the documents and agreements to be delivered by the Parties pursuant to ARTICLE III hereof.

“Approval” means any license, permit, consent, approval, authorization, order, registration, filing, waiver, qualification or certification.

“BMO Credit Facility” means the ABL Credit Agreement, dated as of August 31, 2021 (and as may be amended from time to time), among IDC, the Company, Lyneer Holdings and Lyneer Staffing, as Borrowers, the Lenders (as defined therein), BMO Harris Bank N.A., as Administrative Agent and Swing Line Lender, and BMO Capital Markets, as Arranger and Book Runner.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any Ancillary Document or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York are permitted or required to be closed.

“Capital Raise Cash” means the amount of cash transferred by the Capital Raise Transferors to SeqLL in exchange for SeqLL Common Stock in the Capital Raise.

“Capital Raise Transferors” means any new or existing shareholder transferring cash to SeqLL in exchange for SeqLL Common Stock in the Capital Raise.

“Company Intellectual Property” means any and all Intellectual Property that is owned or licensed by the Company and/or has been or is used or is held for use in the Business, including any and all derivative works developed from such Intellectual Property, and includes the Registered Intellectual Property.

“CCPA” means the California Consumer Protection Act, as amended.

“CERCLA” means Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or (ii) all or a material portion of assets or businesses of the Company (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any material equity or similar investment in the Company. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Entities” means collectively, the Company, Lyneer Holdings, Inc., a Delaware corporation, (“Lyneer Holdings”) that is a direct subsidiary of the Company and Lyneer Staffing Solutions, LLC, a Delaware limited liability company (“Lyneer Staffing”) that is an indirect subsidiary of the Company.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and each of the Ancillary Documents.

“Contract” means any written or oral agreement, note, guarantee, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract or legally binding arrangement or commitment.

“Damages” means all Actions, charges, complaints, claims, Third Party Claims, demands, injunctions, judgments, orders, decrees, rulings, dues, liabilities, obligations, Taxes, liens, assessments, levies, losses, fines, penalties, damages, liabilities, costs, fees and expenses, including reasonable attorneys’, accountants’, consultants’, investigators’ and experts’ fees and expenses incurred in investigating, defending or settling any of the foregoing and/or in the enforcement of this Agreement. For the avoidance of doubt, “Damages” shall include any punitive damages owing to a third Party.

“Employee Plan” means any “employee benefit plan” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive- compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental- unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (a) is sponsored, maintained or contributed to by a Company Entity, or with respect to which any Company Entity has or may have any liability (including, without limitation, through its relationship with an ERISA Affiliate), and (b) provides compensation and/or benefits, or describes policies or procedures applicable to any current or former director, officer, employee or individual service provider of any Company Entity, or the dependents of any thereof.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, warrant, purchase right, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim(s)” means any and all administrative, regulatory or judicial actions, suits, demands, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including potential liability for enforcement, investigation costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (a) the presence or Release into the environment of any Hazardous Material; (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (c) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Material.

“Environmental Law(s)” means any and all foreign, federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies or rules of common law in effect and any judicial or administrative interpretation thereof as of the Agreement Date and the Closing, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation the CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3808 et seq.

“Environmental Permits” means all environmental, health and safety licenses, permits, registrations, approvals, authorizations and agreements from or with Governmental Authorities.

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire partnership interests, membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FTCA” means the Federal Trade Commission Act, as amended, including, without limitation, part Section 5(a) of the FTC Act (15 USC §45), which prohibits “unfair or deceptive acts or practices” in or affecting commerce.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

“Governing Documents” means with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“Hazardous Materials” means: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, mold, mildew, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs), silica, respiratory irritants, lead and lead based paint and radon gas; (b) any chemicals, materials or substances which are now or ever have been defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or other words of similar import, under any Environmental Law; and (c) any other pollutant, contaminant, chemical, material, substance, waste or constituent (including crude oil or any other petroleum product and asbestos) addressed by, subject to regulation under, or which can give rise to liability or an obligation under, any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 Public Law 104- 191, as amended and the HHS implementing regulations at 45 C.F.R. Parts 160, 162, 164.

“Indebtedness” means, with respect to any Person, all liabilities in respect of: (a) borrowed money; (b) indebtedness evidenced by bonds, notes, debentures or similar instruments; (c) capitalized lease obligations; (d) the deferred purchase price of assets, services or securities, including earn-out payments or similar obligations, (other than ordinary trade accounts payable) net of any acquisition-related receivables arising under or related to the purchase of such assets, services or securities (other than ordinary trade accounts receivable); (e) conditional sale or other title retention agreements; (f) the factoring or discounting of accounts receivable; (g) swap or hedging agreements or arrangements; (h) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); (i) Management Payments; (j) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (i) after giving effect to the Closing; (k) all Indebtedness of the types referred to in clauses (a) through (i) guaranteed in any manner by such Person, whether or not any of the foregoing would appear on a consolidated balance sheet prepared in accordance with GAAP; and (l) any unfunded pension liabilities. For the avoidance of doubt, the definition of Indebtedness shall exclude the Stand-Alone Amount under the BMO Credit Facility.

“Intellectual Property” means all (a) foreign and domestic patents, patent applications, patent disclosures and inventions, (b) internet domain names, trademarks, service marks, trade dress, trade names (including variants thereof currently used in the Business), logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software (including source code and executable code), data, data bases and documentation thereof, including rights to Third Party Software used in the Business, (f) trade secrets and other Confidential Information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, manufacturing, assembly, construction, production and service processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (g) social media accounts, (h) other intellectual property rights, (i) copies and tangible embodiments thereof (in whatever form or medium) and (j) all goodwill associated with the foregoing (including the right to sue and recover damages for past, present and future infringements thereof).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”: (a) with respect to the Company Entities means the actual knowledge of Todd McNulty and James Radvany; (b) with respect to Lyneer Management means the actual knowledge of Todd McNulty and James Radvany; (c) with respect to IDC means the actual knowledge of the directors and officers of IDC, as well as any employees or consultants acting in relation to the Contemplated Transactions, with respect to a particular fact or other matter; (d) with respect to Atlantic and Atlantic Merger Sub means the actual knowledge of the directors and officers of Atlantic; and (e) with respect to SeqLL and Purchaser Sub, means the actual knowledge of the officers and directors of SeqLL.

“Law” means each provision of any currently implemented Federal, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority.

“Lease” means any lease of Real Property or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which any Company Entity is a Party and any other Contract pertaining to the leasing or use of any equipment.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, and multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Loan Agreement” means that certain Loan Agreement dated as of August 31, 2021 (as amended, restated, supplemented, or otherwise modified) among IDC, the Company, Lyneer Holdings, Lyneer Staffing, SPP Credit Advisors LLC, as Agent, and the Lenders identified therein.

“Made Available” or words of similar import (regardless of whether capitalized or not) means, when used with reference to documents or other materials required to be provided or made available to any other Party, any documents or other materials posted to the respective electronic data rooms maintained by each Party as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement.

“Management Payments” means all obligations and liabilities of the Company Entities (or assumed from other Persons) with respect to all amounts payable to, or on behalf of, current and/or former managers, employees, officers and agents of the Company Entities pursuant to any Employee Plan or any other arrangement (including any sale bonus, incentive, retention, employment, retirement, compensation, separation, severance or similar plan or agreement) in connection with or as a result of the Contemplated Transactions, whether or not accrued on the Financial Statements, and together with the employer’s portion of all payroll and similar Taxes payable in connection therewith.

“Material Adverse Change” or “Material Adverse Effect” means, with respect to any Person, any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to such Person or to the condition (financial or otherwise), results of operations or prospects of such Person or its business taken as a whole; provided, however, that none of the following shall be taken into account (either alone or in combination) in determining whether there has been a Material Adverse Change or Material Adverse Effect: (a) the effect of any change that is generally applicable to the industry and markets in which such Person operates; (b) without limiting subparagraph (a) immediately above, the effect of any change that is generally applicable to the United States economy or its securities or financing markets, or the world economy or international securities or financing markets; (c) any event, effect, change or circumstance resulting from or related to an act of God, war, natural disaster, act of terrorism or similar event affecting the United States; (d) the effect of any change in GAAP or applicable Laws; (e) the failure of such Person to meet or achieve the results set forth in any projection, forecast, or budget; (f) the effect of any events or occurrences related to the announcement or consummation of the Contemplated Transactions pursuant to this Agreement; or (g) the effect of any action taken by such Person that is required by the terms of this Agreement or was otherwise taken (or not taken) with the prior written consent of or at the direct request of an authorized officer of the other parties to this Agreement; provided, however, that any change or effect referred to in subparagraphs (a), (b), (c), or (d) of the foregoing definition may be included in the determination of whether a Material Adverse Change or Material Adverse Effect has occurred if such change or effect has a disproportionate adverse impact on such Person, relative to the other companies of similar size operating in the same industry in which such Person operates.

“Nasdaq” means the Nasdaq Stock Market LLC.

“NY SHIELD Act” means the New York Stop Hacks and Improve Electronic Data Security Act, as amended.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require extraordinary or special authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken or events that occur, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same or similar line of business as such Person.

“PBC” means PBC Lyneer Holdings, LLC, a Delaware limited liability company, and/or PBC Lyneer Co-Investors, L.P., a Delaware limited partnership, as applicable.

“Permitted Encumbrances” means (a) Encumbrances for current Taxes not yet due and payable or for Taxes the amount or validity of which is being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the Ordinary Course of Business, in each case, for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the face of the balance sheet included in the Interim Financial Statements; (c) applicable zoning, entitlement, building and other land use Encumbrances promulgated by any Governmental Authority applicable to the Leased Real Property which do not, individually or in the aggregate, interfere in more than a de minimis way with the current use, occupancy or operation of any Leased Real Property; (d) as to the Leased Real Property, (i) easements, encumbrances, restrictions and other matters of record, (ii) easements, encumbrances, restrictions and other matters that would be shown by an accurate ALTA title insurance policy or an accurate ALTA/ACSM survey, and (iii) rights of any landlords.

“Permits” means all Consents, licenses, permits, registrations, approvals, authorizations and agreements from, with, issued, granted, given or otherwise Made Available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, including, without limitation, Environmental Permits.

“Person” means any individual, sole proprietorship, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any Governmental Authority.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to any Person, is capable of identifying an individual), including, without limitation, data collected automatically, including data collected through a mobile or other electronic device.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Public Documents” means any report, document or filing made with the U.S. Securities and Exchange Commission.

“Real Property” means all parcels and tracts of land, together with all buildings, structures, fixtures and improvements located thereon (including those under construction), and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of such land, including all easements appurtenant to and for the benefit of such land, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Registered Intellectual Property” means all of the Registered IP owned by, under obligation of assignment to, or filed in the name of, the Company.

“Registered IP” means all United States, international and foreign: (a) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications and filings claiming priority thereto or serving as a basis for priority thereof; (b) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations and Internet number assignments; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Related Party” means:

(a) with respect to a particular individual: (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (iii) any Person in which members of such individual’s Family hold (individually or in the aggregate) an interest; (iv) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and (v) any Person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with any of the foregoing individuals; and

(b) with respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (ii) any Subsidiary of such Person; (iii) any Person that holds an equity or other beneficial interest, directly or indirectly, in such specified Person; (iv) each Person that serves as a director, officer, partner, manager, employee, consultant, agent, executor, trustee, advisor or other Representative of such specified Person (or in a similar capacity);(v) any Person in which such specified Person holds an equity or other beneficial interest, directly or indirectly; and (vi) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (x) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (y) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Required Atlantic Stockholder Approval” means the requisite vote, consent or approval of the Atlantic stockholders (including any separate class or series vote, consent or approval that is required, whether pursuant to Atlantic’s organizational documents, any stockholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Atlantic is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the SeqLL Merger.

“Required Company Member Approval” means the requisite vote, consent or approval of the Company’s members (including any separate class or series vote, consent or approval that is required, whether pursuant to the Company’s organizational documents, any member agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Lyneer Merger.

“Required SeqLL Stockholder Approval” means the requisite vote, consent or approval of the SeqLL stockholders (including any separate class or series vote, consent or approval that is required, whether pursuant to SeqLL’s organizational documents, any stockholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of the Stockholder Approval Matters.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the U.S. Federal securities laws.

“SeqLL Acquisition Proposal” means any transaction or series of related transactions under which any person(s), directly or indirectly, acquires or otherwise purchases SeqLL or all or a material portion of SeqLL’s capital stock, or any material equity or similar investment in SeqLL, in each case excluding this Agreement and the transactions contemplated thereby, including the Asset Purchase Agreement.

“Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); and the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee or similar assessment, levy, tariff, charge or duty in the nature of a tax, and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Taxing Authority, and any amounts described herein for which a taxpayer is liable pursuant to a tax indemnification agreement, tax sharing agreement, tax allocation agreement or other similar agreement.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Tax Sharing Agreement” means any written agreement or arrangement entered into prior to the Closing binding any Company Entity, the principal purpose of which is the allocation, apportionment, sharing or assignment of, or indemnity for, any Tax liability or benefit.

“Taxing Authority” means any Governmental Authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Third Party” means a Person that is not a Party to this Agreement and not an Affiliate or Related Party of any such Party.

“Third Party Claim” means any Action against any Indemnified Party by a Third Party.

“Trading Day” means any day on which Nasdaq is open for trading.

“Transaction Tax Deductions” means, without duplication, any deductions allowable under applicable Tax Law generated by the payment by the Company Entities on or prior to the Closing Date of (a) any and all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments made or to be made by the Company Entities in connection with or resulting from the Closing, (b) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred in respect of the Indebtedness and/or the BMO Credit Facility in connection with or resulting from the Closing, (c) all fees, costs and expenses incurred by the Company Entities in connection with or incident to this Agreement and the transactions contemplated hereby, including, any such legal, accounting and investment banking fees, costs and expenses, (d) any Seller transaction expenses, and (e) any employment Taxes with respect to the amounts set forth in the foregoing clauses. The parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29, to the extent applicable, to determine the amount of any success based fees for purposes of subparagraph (c) above.

“Transfer Tax” means all sales, use, transfer, recording, privilege, documentary, gross receipts, conveyance, excise, license, stamp, duties or similar Taxes and fees, regardless of the Person on whom such Taxes are imposed by applicable Law, including any penalties and interest.

“Treasury Regulations” means the regulations of the United States Department of the Treasury promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular Treasury Regulation means, where appropriate, the corresponding successor provision regardless of how numbered or classified.

“VWAP” means the volume weighted average price of SeqLL Common Stock on Nasdaq for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

“WARN Act” means the Worker Adjustment and Retraining Notification Act or any similar state or local laws.

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